Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RE CLOSING BUYER CORP.,

RE CLOSING MERGER SUB INC.

and

DOMA HOLDINGS, INC.

Dated as of March 28, 2024

TABLE OF CONTENTS

i

ii

Exhibit A	Form of Certificate of Merger

Schedule I	TechCo Reorganization
Schedule II	Certain Transactions

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2024 (this “Agreement”), is entered into by and among DOMA HOLDINGS, INC., a Delaware corporation (the “Company”), RE CLOSING BUYER CORP., a Delaware corporation (“Parent”), and RE CLOSING MERGER SUB INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties hereto intend that, at the Effective Time (as defined below) and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided for in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

Whereas, the board of directors of the Company (the “Company Board”) established a special committee thereof consisting only of independent and disinterested directors (the “Company Special Committee”), and the Company Special Committee has (i) unanimously determined that this Agreement, the transactions contemplated hereby, including the Merger, and the Voting Agreement (as defined below) and the transactions contemplated thereby, are fair, advisable and in the best interests of the Company and the Disinterested Stockholders (as defined below) and (ii) recommended that the Company Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, and subject to the terms and conditions hereof, submit and recommend this Agreement to the Company’s stockholders for approval and adoption thereby;

WHEREAS, the Company Board (acting upon the recommendation of the Company Special Committee) has (i) unanimously among members present determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, are fair, advisable and in the best interests of the Company and the Disinterested Stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, and (iii) subject to the terms and conditions hereof, resolved to submit and recommend this Agreement to the Company’s stockholders for approval and adoption thereby;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable and in the best interests of Merger Sub and Parent, as the sole stockholder of Merger Sub, this Agreement and the transactions contemplated hereby, including the Merger, and resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger;

Whereas, the board of directors of Parent has unanimously approved and declared advisable and in the best interests of Parent this Agreement and the transactions contemplated hereby, including the Merger, and Parent, in its capacity as the sole stockholder of Merger Sub, will approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger, immediately following the execution and delivery of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Len FW Investor, LLC, a Delaware limited liability (“Lennar Investor”), on the one hand, and Topco (as defined below), on the other hand, are entering into definitive documentation, in form and substance acceptable to such parties at their respective sole discretion (the “Lennar Investment Agreements”), pursuant to which following the Closing and upon the terms and subject to the conditions set forth in such documentation, Lennar Investor shall make an equity investment in Topco for an aggregate amount equal to $38,400,000 (the “Lennar Investment”) and (ii) the Existing Lennar Investors (as defined below), Parent and the Company are entering into a Voting and Support Agreement (the “Voting Agreement”), pursuant to which the Existing Lennar Investors are agreeing to vote or cause to be voted any shares of Company Common Stock (as defined below) beneficially owned by them in favor of adopting this Agreement, subject to customary exceptions;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Parent’s and the Company’s willingness to enter into this Agreement, certain of the Company’s Subsidiaries, Hudson Structured Capital Management Ltd. (“Hudson”), certain Affiliates of Hudson and, solely to the limited extent set forth therein, Parent have entered into an Agreement and Fifth Amendment to Loan and Security Agreement (the “Repayment and Release Agreement”) and Parent, Hudson and the Company have entered into a Preferred Unit Purchase Agreement (the “Preferred Purchase Agreement”), respectively (collectively, the “Hudson Agreements”), pursuant to which at Closing, among other things, the repayment and full satisfaction of all indebtedness under the Company Loan Agreement (as defined below) will occur;

WHEREAS, in connection with the execution and delivery of this Agreement, and prior to the Closing, the Company and its applicable Subsidiaries shall implement the TechCo Reorganization (as defined below) as contemplated by and pursuant to the terms of Schedule I; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions.

(a)    As used in this Agreement, the following terms have the following meanings:

“2021 Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 2, 2021, by and among Capitol Investment Corp. V., Capitol V Merger Sub, Inc., and Doma Holdings, Inc. (f/k/a States Title Holding, Inc.).

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the Transactions, any other proposal or offer from Parent or any of its Subsidiaries or the TechCo Reorganization, any proposal or offer from a Third Party relating to: (a) any direct or indirect purchase, license or other acquisition, in a single transaction or series of related transactions, by any Person or Group constituting a Third Party, whether from the Company or any other Person(s), of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or net assets of the Acquired Companies, taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board); (b) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, by any Person or Group constituting a Third Party, of beneficial ownership (or right to acquire beneficial ownership) of securities representing twenty percent (20%) or more of the outstanding voting power or twenty percent (20%) or more of Company Common Stock, including pursuant to a tender offer or exchange offer that, if consummated, would result in any Person or Group other than Parent acquiring beneficial ownership of twenty percent (20%) or more of the combined voting power or twenty percent (20%) or more of Company Common Stock; or (c) any merger, consolidation, business combination, recapitalization, liquidation, amalgamation, dividend, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Person or Group constituting a Third Party, if consummated, would acquire, directly or indirectly, twenty percent (20%) or more of the equity interests or the combined voting power of the Company or the surviving entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing; provided that in no event shall the Company or its Subsidiaries be considered an Affiliate of Parent or Merger Sub. Other than for purposes of Section 5.07, Section 5.11, Section 5.12, Section 6.02, Section 6.03, Section 6.04, Section 6.06, Section 6.14(b), Section 6.15, Section 6.19, Section 9.08, Section 9.13, Section 9.14 and the definition of Parent Parties, in no event shall any of the TRG Persons be considered an Affiliate of Parent, Merger Sub or any of their respective Representatives.

“Affiliated Producer” means any Producer that is an Affiliate of the Company.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder.

“Anti‑Corruption Laws” means all U.S. and non‑U.S. Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto.

“Applicable Law” means, with respect to any Person, any Law or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Burdensome Condition” means any condition or restriction imposed by a Governmental Authority on its grant of any consent, authorization, order, approval or exemption in connection with the transactions contemplated by this Agreement that (a) with respect to the Acquired Companies or any of their respective Affiliates prior to the Closing, would reasonably be likely to have a material adverse effect on the assets, liabilities, businesses, product lines, operations, rights or interests of the Acquired Companies or any of their respective Affiliates (taken together as a whole), or (b) with respect to Parent or any of its Affiliates (including any TRG Persons or the Acquired Companies), that (i) results in or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operation, (ii) includes any requirement to sell, divest, operate in a specified manner, suspend, alter, restrict, hold separate or discontinue or limit, in each case, any non de minimis portion of the assets, liabilities, businesses, product lines, operations, rights or interests of any of Parent’s Affiliates (including any TRG Persons), Parent and its Subsidiaries or, other than to the extent not material, the Acquired Companies, (iii) makes any additional capital contributions, retain minimum capital levels, or be restricted from making any ordinary distributions or dividends, or enter into any guarantees, capital maintenance or capital support arrangements, keepwells, escrows or similar agreements or arrangements, (iv) constitutes any consent decree or hold separate order, (v) requires or contemplates placing any assets in trust, other than any non-material, in the aggregate, assets of the Acquired Companies, or (vi) any other action with respect to, or in connection with, Parent or its Subsidiaries or Affiliates (including any TRG Persons or the Acquired Companies), which in the case of subclause (vi), individually or together with any other such action, would or would reasonably be expected to (1) have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries (including the Acquired Companies after the Closing) taken together as a whole or (2) be materially adverse to the aggregate economic benefits of the transaction reasonably expected to be obtained by Parent or any of its Affiliates (including the TRG Persons) in connection with the transactions contemplated by this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions located either in California or New York are closed.

“CDI” means the California Department of Insurance.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, rules or regulations thereto.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company and its Subsidiaries as of September 30, 2023 and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means September 30, 2023.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Company Equity Award” means each Company Option, Company RS Award, Company RSU Award and Company PRSU Award.

“Company Equity Plans” means the Doma Holdings, Inc. Omnibus Incentive Plan and the States Title Holdings, Inc. 2019 Equity Incentive Plan, each, as amended and restated or amended from time to time.

“Company ESPP” means the Doma Holdings, Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

“Company IP” means all Intellectual Property Rights owned by or purported to be owned by any Acquired Company.

“Company IT Assets” means all computer, information technology and data processing assets, equipment, and systems, including Software, that are owned or controlled by any Acquired Company.

“Company Loan Agreement” means that certain Loan and Security Agreement by and among States Title Holding, Inc., as the borrower, the guarantors party thereto, the lenders party thereto, and Hudson as agent for such lenders, dated as of December 31, 2020, as amended by that certain Counterpart Agreement and First Amendment to Loan and Security Agreement, dated as of January 29, 2021, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of July 27, 2021, as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of May 19, 2023, as further amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of March 28, 2024, and as further amended by the Repayment and Release Agreement.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event (each, an “Effect”) that, individually or in the aggregate, (a) would reasonably be expected to prevent or have a material adverse effect on, the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that, solely for purposes of a Company Material Adverse Effect under this clause (b), in no event would any of the following, nor any Effect to the extent arising out of the following, alone or in combination, be deemed to constitute a “Company Material Adverse Effect”: (i) any change in Applicable Law, GAAP or any applicable accounting standards or any interpretation thereof; (ii) general economic, political, labor or business conditions or changes therein in the global economy generally, or acts of terrorism, epidemics, pandemics (including COVID‑19), disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity) or any escalation or worsening relating to the foregoing, including any escalation or worsening of stoppages, shutdowns or any response of any Governmental Authority (including requirements for business closures or “sheltering‑in‑place”), related to any of the foregoing; (iii) financial and capital markets conditions in the United States, including interest rates and currency exchange rates, and any changes therein; (iv) any change generally affecting the industries in the geographical markets in which the Acquired Companies operate; (v) the negotiation, entry into or announcement of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, (including (x) the initiation of litigation by any Person with respect to this Agreement or the Transactions or (y) any termination or loss of, reduction in or similar negative impact on the reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of the Acquired Companies, solely as a result of the expected consummation of the Transactions), in each case provided that this clause (v) shall not prevent a determination that any facts or circumstances underlying such litigation other than as expressly referred to in the preceding subclause (x) has resulted in a Company Material Adverse Effect; (vi) any act of God or natural disaster; (vii) any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself, or any change in the credit ratings or ratings outlook of the Company, including any reduction of or change to the Insurance Company’s Demotech Rating (provided that this clause (viii) shall not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect); (viii) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (ix) the taking of any action expressly required by this Agreement; provided, further, that in the case of the foregoing clauses (i), (ii), (iii) and (iv), except to the extent (and only to the extent) that such matters disproportionately impact the Acquired Companies (taken as a whole) relative to other businesses in the industries in which the Acquired Companies operate.

“Company Option” means each option to purchase Company Common Stock, whether or not granted under or pursuant to a Company Equity Plan.

“Company Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Company PRSU Award” means each award of performance‑based or market‑based restricted stock units of the Company, whether or not granted under or pursuant to a Company Equity Plan.

“Company Registered IP” means Registered IP owned by or purported to be owned by any Acquired Company.

“Company RS Award” means each award of restricted shares of the Company Common Stock, whether or not granted under or pursuant to a Company Equity Plan.

“Company RSU Award” means each award of restricted stock units of the Company, whether or not granted under or pursuant to a Company Equity Plan, other than Company PRSU Awards.

“Company Service Provider” means each individual who is a current director, officer, employee, independent contractor or other service provider of any of the Acquired Companies.

“Company Warrant” means, prior to the Effective Time, each warrant to purchase shares of Company Common Stock and, after the Effective Time, each warrant to purchase Merger Consideration.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 18, 2023, by and between Centerbridge Advisors IV, LLC and the Company.

“Continuing Employees” means each Company Service Provider who is an employee of the Acquired Companies immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any legally binding contract, agreement, subcontract, lease, note, bond, mortgage, indenture, license, permit and purchase order or other instrument or obligation.

“COVID‑19” means SARS‑CoV‑2 or COVID‑19, and any evolutions or mutations thereof.

“Debt Commitment Letter” means (i) the debt commitment letter, dated as of the date hereof, between Parent and the lenders and arrangers party thereto (including all exhibits, annexes, schedules and term sheets related or attached thereto), and (ii) the executed fee letters dated as of the date hereof (which commitment letter and fee letters may be redacted to omit fee amounts, interest rates, market flex provisions (if applicable) and other customary threshold amounts, economic terms and “securities demand” related provisions, if any, in each case, to the extent such terms do not impact the amount or availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date), as each of the same may be amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.15 following a Debt Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Debt Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the payment of the Required Amounts.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or any Alternative Debt Financing.

“Debt Financing Conditions” means the conditions precedent set forth in (i) the “Conditions to Initial Borrowing” section in Exhibit B of the Debt Commitment Letter and (ii) Exhibit C of the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents, certificates, and instruments to be entered into or delivered in connection with the Debt Financing.

“Debt Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, or (ii) for any reason, all or any portion of the Debt Financing becoming unavailable.

“Debt Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of the Debt Financing pursuant to, the Debt Commitment Letter or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub) (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Demotech Rating” means the financial stability rating issued by Demotech, Inc. to the Insurance Company as of the date of this Agreement.

“Disinterested Stockholder Approval” has the meaning set forth in the definition of Required Company Stockholder Approval.

“Disinterested Stockholders” means the holders of Company Common Stock, other than, as applicable, (i) any member of the board of directors of the Company, (ii) any Person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act, (iv) the Foundation Investors, (v) the Existing Lennar Investors, (vi) Hudson, and (vii) in the case of the Foundation Investors, the Existing Lennar Investors and Hudson, any other Person having any direct equity interest in, or any right to acquire any direct equity interest in, any of the Foundation Investors or the Existing Lennar Investors or any Person of which any of the Foundation Investors or the Existing Lennar Investors is a direct or indirect Subsidiary or any “immediate family member” (as defined in Item 404 of Regulation S‑K) or “affiliate” or “associate” (as defined in Section 12b‑2 of the Exchange Act) of any of the Foundation Investors or the Existing Lennar Investors or any direct equityholder or subsidiary (excluding the Company and its Subsidiaries) of any of the Foundation Investors or the Existing Lennar Investors. For the avoidance of doubt, any Person who agrees to have any direct equity interest in, or any right to acquire any direct equity interest in, any Person of which any of the Foundation Investors or Existing Lennar Investors is a direct or indirect Subsidiary following the execution hereof shall be deemed not to be a Disinterested Stockholder hereunder.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Environmental Laws” means any and all Laws and Governmental Orders relating to pollution, the protection of the environment or public or worker health or safety, including those relating to the generation, treatment, storage, disposal, transportation or release of hazardous or toxic substances.

“Equity Securities” means, with respect to any Person, (a) any shares of capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for, shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Acquired Companies, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Acquired Companies pursuant to Section 4001(a)(14) of ERISA.

“Ex‑Im Laws” means (a) all U.S. Laws relating to export, re‑export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection, and (b) all non‑U.S. Laws relating to export, re‑export, transfer and import controls, including the EU Dual Use Regulation, except to the extent inconsistent with U.S. Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Excluded Information” means any: (i) financial statements of the Company or its Subsidiaries other than the Company Balance Sheet and the Company SEC Documents; (ii) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; (iii) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A; and (iv) other financial information that is not available to the Company or its Subsidiaries without undue effort or expense.

“Exempted Person” means any Person or group of Persons (so long as, in the case of a group of Persons, the Persons controlling such group immediately prior to the Go-Shop End Date continue to control the group following the Go-Shop End Date), from whom the Company or any of its Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the Go‑Shop End Date that the Company Board (or a duly authorized committee thereof, including the Company Special Committee) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, and such Acquisition Proposal has not been amended in a manner materially adverse to the Company or withdrawn and has not expired or been terminated as of the Go‑Shop End Date or been rejected or declined by the Company Board (or a duly authorized committee thereof, including the Company Special Committee). Notwithstanding anything contained herein to the contrary, any Exempted Person shall cease to be an Exempted Person for all purposes under this Agreement upon such time as the Acquisition Proposal made by such Person is amended in a manner materially adverse to the Company, withdrawn, expires or is terminated or is rejected or declined by the Company Board (or a duly authorized committee thereof, including the Company Special Committee).

“Existing Lennar Investors” means LENX ST Investor, LLC, a Delaware limited liability company, and Len FW Investor, LLC, a Delaware limited liability company.

“Foundation Investors” means Foundation Capital VIII, L.P., a Delaware limited liability company, Foundation Capital Leadership Fund II LP, a Delaware limited partnership, and Foundation Capital VIII Principals Fund LLC, a Delaware limited liability company.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Government Official” means: (i) any full- or part-time officer or employee of any Governmental Authority, whether elected or appointed; (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority; or (iii) any political parties, political party officials, or candidates for political office.

“Governmental Authority” means any federal, state, territory, commonwealth, provincial, municipal, local or foreign government, governmental authority, regulatory, tax or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal or any self‑regulatory organization (including NYSE).

“Governmental Order” means any order, settlement, stipulation, judgment, injunction, decree, compliance agreement or writ, in each case, issued, promulgated, made, rendered or entered by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Group” has the meaning as used in Section 13(d) of the Exchange Act.

“Hazardous Substances” means any material, substance or waste defined, listed or regulated as hazardous, toxic, a pollutant or contaminant, or terms of similar regulatory intent or meaning under any Environmental Law, including petroleum or petroleum by‑products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls or per‑ and polyfluoroalkyl substances.

“In‑Licensed IP” means any and all Intellectual Property Rights that are licensed by third parties to any Acquired Company.

“Insurance Company” means Doma Title Insurance, Inc., a title insurer domiciled in the state of South Carolina.

“Insurance Contracts” means the insurance policies and contracts, together with all binders, slips, certificate, endorsements and riders thereto, issued or entered into by the Insurance Company prior to Closing.

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies (including with respect to the authorization, prudential supervision and conduct of such insurance or reinsurance business), all applicable orders, directives or market conduct recommendations resulting from market conduct examinations of an Insurance Regulator, and any guidance issued by any Governmental Authority which is binding on insurance or reinsurance companies or Producers or with which insurance or reinsurance companies or Producers in the relevant jurisdictions would customarily comply.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance or reinsurance companies, Producers or branches in such jurisdiction (and where more than one such Governmental Authority supervises insurance or reinsurance companies, Producers or branches in such jurisdiction, each Governmental Authority).

“Insurance Subsidiary” means the Insurance Company, each Affiliated Producer and any Affiliate that is otherwise required to be licensed in one or more jurisdictions as an insurance company or Producer.

“Intellectual Property Rights” means any and all rights in intellectual property or other proprietary rights throughout the world, including any and all rights in, to or subsisting in the following: (a) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re‑examinations, provisionals, substitutions and extensions thereof; (b) trademarks, trade names, service marks, trade dress, logos, domain names, and other indicia of source, and all goodwill associated therewith; (c) works of authorship, copyrightable works and copyrights (including audiovisual content), database rights and moral rights; (d) all registrations of, and applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority; (e) trade secrets, know‑how, and other confidential or proprietary information and all rights therein; (f) any other proprietary rights in Technology of every kind and every nature; and (g) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Intercompany Agreements” means any intercompany Contract, agreement, or arrangement between (a) the Insurance Company, on the one hand, and (b) Company or any of its Affiliates or Subsidiaries (other than the Insurance Company), on the other hand.

“Intervening Event” means any Effect (other than an Acquisition Proposal or Superior Proposal or any inquiry, discussion, proposal, request or offer which constitutes, or would reasonably be expected to facilitate, encourage or lead to an Acquisition Proposal or Superior Proposal) arising following the date of this Agreement that, individually or in the aggregate, is material to the Acquired Companies, taken as a whole, that is not known (or the consequences of which are not known) nor reasonably foreseeable by the Company Board or Company Special Committee as of the date of this Agreement, which Effect (or the consequences of which) becomes known to or by the Company Board or Company Special Committee prior to adoption of this Agreement by the Required Company Stockholder Approval; provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (a) the fact alone that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions for any period, or any changes after the date of this Agreement in the market price or trading volume of shares of Company Common Stock, (b) any event, fact or circumstance relating to or involving Parent or its Affiliates or is caused by any actions that are required by this Agreement and the Merger, (c) the receipt, existence or terms of an Acquisition Proposal or any inquiry, discussion, proposal, request, offer or matter relating thereto or consequence thereof, or (d) events or circumstances arising from the announcement or the existence of, or any action taken by any party pursuant to and in compliance with the terms of, this Agreement or any other agreements or other documents delivered in connection herewith.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of each of Maxwell Simkoff, Michael Smith and Emilio Fernandez, and (b) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of each of Matthew S. Kabaker, Samuel Rappaport, James Scott McCall and Owen Girard.

“Law” means any and all domestic (federal, state, territory, commonwealth or local) or national, supranational or foreign laws (whether statutory, common law or otherwise), statutes, rules, regulations, orders, injunctions, rulings, writs, acts, codes, ordinances, judgments, decrees or similar requirements promulgated, issued, entered into or applied by any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, used or occupied by an Acquired Company.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothecation, encumbrance, or other security interest or lien.

“Multiemployer Plan” mean a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

“NYSE” means the New York Stock Exchange or any successor exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means software that is licensed, provided or distributed as “free software,” “open source software” or under similar licensing or distribution terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses and Apache Licenses, or any other license that is defined as an Open Source License by the Open Source Initiative.

“Parent Parties” means (a) Parent, (b) Merger Sub, (c) any of Parent’s and Merger Sub’s former, current and future Affiliates, assignees, stockholders, general and limited partners, controlling persons, directors, officers, employees, agents, attorneys and other Representatives.

“Permits” means all permits, licenses, franchises, registrations, certificates, orders, approvals, authorizations, credentials and similar rights from any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law for amounts that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (d) zoning, building codes, and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and which do not materially and adversely affect the current use and operation of such Real Property or the operation of the business of the Acquired Companies, (e) easements, permits, licenses, rights of way, restrictive covenants, reservations or encroachments, irregularities or defects in, and other similar exceptions to, title and any other similar Liens which would not, individually or in the aggregate, interfere materially and adversely with the ordinary conduct of the business of the Acquired Companies, (f) Liens encumbering the interest of the fee owner or any superior lessor, sublessor or sublicensor, (g) statutory Liens of landlord for rent due under the applicable lease, (h) Liens described in Section 1.01(a)(i) to the Company Disclosure Letter, (i) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice, (j) Liens arising in connection with Contracts or leases to which the Company or any of its Subsidiaries is a party and entered into in the ordinary course of business consistent with past practice, and (k) Liens disclosed on or reflected in the Company Balance Sheet.

“Person” means any individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, association, trust, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information, in any form, that (a) identifies, relates to, describes, or could reasonably be linked, directly or indirectly, that could reasonably be used, alone or in combination with other information, to identify an individual, or contact or locate a natural Person, or (b) is defined in Applicable Laws as “personally identifiable information,” “personal information,” “personal data” and “personal information,” or similar terms.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, including stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, that is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies, or under which any of the Acquired Companies has any current or potential liability.

“Privacy Laws” means all Applicable Laws and applicable binding guidance, in each case as amended, consolidated, re‑enacted or replaced from time to time, relating to the privacy, security, disclosure, transfer (including cross‑border transfers), or Processing of Personal Information (including on websites and mobile applications), data breach notification, Social Security number protection, Processing and security of payment card information, and the use or processing of Personal Information in E‑mail, text message, or telephone communications, including under the Federal Trade Commission Act, the Children’s Online Privacy Protection Act, the Controlling the Assault of Non‑Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act and all equivalent state Laws, the California Consumer Privacy Act, and the Payment Card Industry Data Security Standards.

“Privacy Policy” means each published policy applicable to the Acquired Companies’ Processing of Personal Information.

“Privacy Requirements” means all applicable (a) Privacy Laws, (b) Privacy Policies, and (c) any Contracts and/or codes of conduct relating to the Processing of Personal Information that are binding on the Acquired Companies.

“Proceeding” means any claim, action, suit, charge, complaint, administrative proceeding, litigation, mediation, hearing (in each case, whether civil, criminal or administrative), audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Process,” “Processed,” or “Processing” means the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, protection or combination of such Personal Information.

“Producer” means any underwritten title company, agent, general agent, sub‑agent, broker, wholesale broker, independent contractor, consultant, affinity group, insurance solicitor, producer or other Person that sells, solicits, negotiates or markets any Insurance Contracts issued by the Insurance Company, including any Affiliated Producer.

“Real Property” means the Leased Real Property.

“Registered IP” means all Intellectual Property Rights that are issued by or registered or filed for registration with any Governmental Authority or domain name registrar, and all applications for any of the foregoing.

“Reinsurance Contract” means any reinsurance or retrocession treaties or similar agreements.

“Representatives” means, with respect to any Person, (a) such Person’s Affiliates and (b) such Person’s and each such Affiliate’s respective officers, directors, employees, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“Required Company Stockholder Approval” means the affirmative vote to adopt this Agreement of the holders of (a) at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on this Agreement in accordance with the DGCL and (b) at least a majority of the voting power of the outstanding shares of Company Common Stock held by the Disinterested Stockholders entitled to vote on this Agreement (the approval described in this clause (b), the “Disinterested Stockholder Approval”).

“Sanctioned Country” means any country or region that is (or the government of which is) the subject or target of a comprehensive embargo under Sanctions Laws (including, at the time of this Agreement, the so‑called Donetsk People’s Republic, the so‑called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, by a Person or Persons described in clause (a); or (c) any Person located, organized, or ordinarily resident in a Sanctioned Country.

“Sanctions Laws” means economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, and His Majesty’s Treasury of the United Kingdom.

“SAP” means, as to the Insurance Company, the statutory accounting practices and procedures prescribed by the applicable Governmental Authority in the jurisdiction in which the Insurance Company is domiciled or commercially domiciled (including the accounting practices described in the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners).

“SEC” means the United States Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, in any form or medium, including Source Code and executable or object code and any derivations, updates, enhancements and customizations of any of the foregoing, and all documentation, including user manuals, build scripts, test scripts and training materials, related to the foregoing.

“Source Code” means computer code, in human-readable form, including related programmer comments and annotations, help text, data and data structures, instructions.

“South Carolina Department Approval” means approval from the South Carolina Department of Insurance of the Form A Statement Regarding the Acquisition of Control of or Merger With a Domestic Insurer pursuant to S.C. Code Ann. § 38-21-60 in connection with the proposed acquisition of control of the Insurance Company.

“Standard Software” means generally commercially available, “off‑the‑shelf” or “shrink‑wrapped” Software or Software‑enabled services licensed pursuant to standard, non‑exclusive license agreements with a one‑time or annual cost of less than $250,000.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly, through one or more other Persons.

“Superior Proposal” means any bona fide written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Person or Group constituting a Third Party, which the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee considers to be appropriate, including all financing, legal and regulatory aspects of such Acquisition Proposal (including conditionality, timing and certainty of closing) and the identity of the Person making such Acquisition Proposal and taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal pursuant to Section 6.02(e), is reasonably likely to be consummated in accordance with its terms, and, if such Acquisition Proposal were consummated, would result in a transaction that is more favorable from a financial point of view to the Disinterested Stockholders than the Merger.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti‑takeover statute or similar Law.

“Tax” means any and all U.S. federal, state, territory, commonwealth or local or non‑U.S. taxes, assessments, levies, duties and other similar charges and fees in the nature of a tax, whether disputed or not, including any net income, alternative or add‑on minimum, gross income, gross receipts, volume of business, municipal license, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax or government charge, together with any interest, penalty, surcharge or addition thereto.

“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed in connection with any Tax, including the administration of any laws, regulations or administrative requirements relating to any Tax.

“TechCo” means a Subsidiary of the Company formed or selected in connection with the TechCo Reorganization to hold the applicable assets and related liabilities of the TechCo Business pursuant to the limited liability company agreement in substantially the form set forth on Exhibit A to the Preferred Purchase Agreement.

“TechCo Business” shall have the meaning set forth on Schedule I hereto.

“Technology” means algorithms, apparatus, creations, diagrams, discoveries, formulas, ideas, inventions (whether or not patentable), invention disclosures, know‑how, methods, models, network configurations and architectures, processes, confidential or proprietary information, protocols, schematics, specifications, technical data, Software, subroutines, user interfaces, web sites, works of authorship, documentation (including instruction manuals, samples, studies and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Third Party” means any Person other than the Company, Parent, Merger Sub and their respective Affiliates.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, including the TechCo Reorganization.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

“TRG Person(s)” means (a) any direct or indirect equity holder, partner, member or manager of Parent, (b) each of the respective Affiliates of the foregoing from time to time other than Parent and its Subsidiaries and (c) any portfolio company invested in by the Person described in clauses (a) and (b) other than Parent and its Subsidiaries.

“Topco” means Closing Parent Holdco, L.P., a Cayman Islands exempted limited partnership.

“Unexchanged Shares” means any shares of stock or other equity of the predecessor company to the Company (Doma Holdings, Inc. f/k/a States Title Holding, Inc.) that were not properly and fully exchanged into the applicable merger consideration under the 2021 Merger Agreement.

“UTC Change of Control Application” means the Share Transfer Request and 1011(c) Application filings made with the CDI in respect of DTC.

“UTC Change of Control Approval” means the approval from the CDI of the UTC Change of Control Application.

“WARN” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq., or the regulations promulgated thereunder.

“Warrant Agreement” means the Warrant Agreement, dated as of December 1, 2020, by and between Capitol Investment Corp. V, a Delaware corporation, and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plans	6.19(c)
Acceptable Confidentiality Agreement	6.02(c)
Adverse Recommendation Change	6.02(d)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(b)(ii)
Alternative Debt Financing	6.15(b)
AML Laws	4.10(k)
Book‑Entry Share	3.01(c)
Cancelled Shares	3.01(d)
Capitalization Date	4.05(a)
Certificate	3.01(c)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Equity Award Consideration	3.05(d)
Company Material Contract	4.09(a)
Company Parties	8.03(c)

Term	Section
Company SEC Documents	4.06(a)
Company Special Committee	Recitals
Company Stockholders Meeting	6.04(c)
Company Termination Fee	8.03(b)(ii)
Confidential Information	4.14(d)
Continuation Period	6.19(a)
Covered Persons	6.07(a)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.07
DTC	3.02(d)
DTC Payment	3.02(d)
Effective Time	2.02(a)
End Date	8.01(b)
Enforceability Exceptions	4.02(a)
Enforcement Expenses	8.03(e)
Escrow Licenses	4.10(c)
Exchange Fund	3.02(a)
First Extension Date	8.01(b)
Go-Shop End Date	6.02(a)
Governing Documents	6.07(a)
Hudson	Recitals
Hudson Agreement	Recitals
Hudson Insolvency Action	7.02(f)
Indemnification Agreements	6.07(a)
Insurance Policies	4.15
Insurance Regulatory Approvals	7.01(b)
Lennar Investment	Recitals
Lennar Investor	Recitals
Lennar Investment Agreements	Preamble
LoT Holder	3.02(b)
Material Customer	4.22(a)
Material Supplier	4.22(b)
Merger	Recitals
Merger Communication	6.06
Merger Consideration	3.01(a)
Merger Litigation	6.09
Merger Sub	Preamble
Merger	Recitals
New Plans	6.19(b)
Notice of Adverse Recommendation Change	6.02(e)(i)
Notice of Intervening Event	6.02(e)(ii)
Old Plans	6.19(b)
Option Consideration	3.05(a)(i)
Parent	Preamble
Paying Agent	3.02(a)

Term	Section
Proprietary Software	4.14(g)
Proxy Date	6.04(c)
Proxy Statement	6.04(a)
PRSU Award Consideration	3.05(d)
Real Property Leases	4.13(b)
Regulatory Filings	4.12(a)
RESPA	4.12(n)
Repayment and Release Agreement	Recitals
Required Amounts	5.08
RS Award Consideration	3.05(b)
RSU Award Consideration	3.05(c)
SAP Financial Statements	4.06(c)
Second Extension Date	8.01(b)
Security Incident	4.10(f)
Special Committee Financial Advisor	4.02(b)
Surviving Corporation	2.02(a)
TechCo Reorganization	6.20
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)
Title Agent License	4.10(c)
Top Carriers	4.09(a)(x)
Topco	Recitals
Trade Control Laws	4.10(j)
Voting Agreement	Recitals

Section 1.02    Definitional and Interpretative Provisions.

(a)    Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation;” (vi) the word “or” shall be disjunctive but not exclusive; and (vii) “neither,” “nor,” “any” and “either” are not exclusive.

(b)    The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

(d)    Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e)    Terms defined in the text of this Agreement have such meanings throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f)    Any Law defined or referred to herein or in any agreement, Contract or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(g)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(h)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(i)    The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(j)    Exhibits and Schedules annexed hereto or referred to hereby, including Schedule I and Schedule II hereto, are “facts ascertainable” as such term is used in Section 251(b) of the DGCL and, except as otherwise expressly provided herein, are not a part of this Agreement. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. For purposes of Section 251(b) of the DGCL, Exhibit A is incorporated herein and made part of this Agreement.

(k)    The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(l)    Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(m)    The phrase “made available” with respect to documents shall be deemed to include any documents (i) filed with or furnished to the SEC or (ii) provided in a virtual “data room” established by the Company or its Representatives in connection with the Transactions, in the case of clause (ii), at least one (1) Business Day prior to the date hereof.

(n)    References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.

ARTICLE II

THE TRANSACTION

Section 2.01    The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019‑6099, at 8:00 a.m. Eastern time on the date that is no later than two (2) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (to the extent such waiver is permitted hereunder and only if such waiver is permissible under Applicable Law) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree in writing;. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02    The Merger.

(a)    At the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or such later time as is agreed to by the Company and Parent and stated therein (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall automatically cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.

(b)    The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers, properties and franchises of the Company and Merger Sub, and all of the obligations, liabilities, debts and duties of the Company and Merger Sub shall become the obligations, liabilities and duties of the Surviving Corporation.

(c)    At the Effective Time, subject to Section 6.07, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in the form of the certificate of incorporation attached to the Certificate of Merger attached hereto as Exhibit A, which form is expressly incorporated herein by reference, and as so amended shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in the bylaws of Merger Sub read immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company), and as so amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d)    Subject to Section 6.17, from and after the Effective Time, the Parties shall take all necessary action so that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.01    Effect of Merger on Capital Stock.

(a)    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $6.29 per share of Company Common Stock (such amount of cash, as may be adjusted pursuant to Section 3.01(e), is hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b)    Treatment of Company Warrants. At the Effective Time, each outstanding Company Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a Company Warrant in respect of Company Common Stock and shall become a Company Warrant exercisable for Merger Consideration. If a holder properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K, the Warrant Price, as defined in the Warrant Agreement, with respect to such exercise shall be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (a) the Warrant Price in effect prior to such reduction minus (b) (i) Merger Consideration minus (ii) the Black-Scholes Warrant Value (as defined in the Warrant Agreement).

(c)    From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration, pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non‑certificated share of Company Common Stock represented by book‑entry (each, a “Book‑Entry Share”), in each case, outstanding as of immediately prior to the Effective Time previously representing any such shares of Company Common Stock, shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book‑Entry Shares in accordance with Section 3.02, the Merger Consideration without interest.

(d)    Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock that are held in treasury of the Company (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e)    Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(f)    Adjustments. Notwithstanding anything in this Agreement to the contrary, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(f) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01(b)).

Section 3.02    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as Paying Agent (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book‑Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and any Dissenting Shares. At or prior to the Closing, Parent shall deposit or cause to be deposited with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (other than the Company Equity Award Consideration) required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration (other than the Company Equity Award Consideration) contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)    As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent will direct the Paying Agent to send to each holder of record of a Certificate or Certificates or who holds their shares of Company Common Stock directly and not in “street name” as of immediately prior to the Effective Time (other than the Cancelled Shares and any shares in respect of Company Equity Awards and except for any Dissenting Shares) and each holder of Unexchanged Shares, to the extent such holder remains entitled to proceeds under the 2021 Merger Agreement in accordance with its terms and applicable Law (each, an “LoT Holder”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificate(s) (or customary and effective affidavits of loss in lieu thereof which is reasonably acceptable to Parent), to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or customary and effective affidavits of loss in lieu thereof which is reasonably acceptable to Parent), as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.

(c)    Upon the surrender of a Certificate (or delivery of a customary affidavit of loss in lieu thereof which is reasonably acceptable to Parent), as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or by the Paying Agent, the holder of the shares of Company Common Stock represented by such Certificate or otherwise constituting an LoT Holder as of immediately prior to the Effective Time (other than any shares in respect of Company Equity Awards or Company Warrants) shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within three (3) Business Days), the Merger Consideration pursuant to the provisions of this Article III, and the Certificates surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares held in “street name” and not in respect of any LoT Holders, the holders of such Book-Entry Shares shall be entitled to receive the Merger Consideration pursuant to the provisions of this Article III, and the transferred Book-Entry Shares so surrendered will be canceled. No holder of Book-Entry Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to this Article III. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book‑Entry Share so surrendered is registered, subject to Section 3.02(e), if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book‑Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book‑Entry Share.

(d)    Prior to the Effective Time, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 2:00 p.m. Eastern time (or such other time as may be mutually agreed in writing by Parent and the Company) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date or within two (2) Business Days thereof an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time (other than the Cancelled Shares and any shares in respect of Company Equity Awards and except for any Dissenting Shares) multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after such time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the third (3rd) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(e)    Registered Holders. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book‑Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book‑Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(f)    No Transfers; No Further Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock or Book‑Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book‑Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be automatically cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(g)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration in respect of such holder’s shares of Company Common Stock. Other than any Transfer Taxes described in Section 3.02(e), Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates or Book‑Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Paying Agent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of shares of Company Common Stock or Company Equity Awards, including for any Merger Consideration or Company Equity Award Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock, immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h)    Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be direct short‑term obligations of, or short‑term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A‑1 or P‑1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest, gain or other income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i)    Full Satisfaction. All Merger Consideration and Company Equity Award Consideration issued or paid upon conversion of the shares of Company Common Stock or Company Equity Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Equity Awards, as the case may be.

Section 3.03    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III.

Section 3.04    Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05    Treatment of Company Equity Awards. Effective as of immediately prior to the Effective Time, the Company Board (or, if applicable, any committee thereof administering the Company Equity Plans) shall adopt such resolutions and take such other actions as may be necessary or appropriate to terminate each Company Equity Plan immediately prior to the Effective Time and effectuate the following treatment of the Company Equity Awards:

(a)    Company Options.

(i)    Each Company Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right solely to receive an amount in cash, if any and without interest, equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (such amount, the “Option Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation or its applicable Subsidiaries to pay the Option Consideration, less any applicable withholding Taxes, to each holder of such a Company Option through the payroll system of the Surviving Corporation or its applicable Subsidiaries as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date).

(ii)    For the avoidance of doubt, if the exercise price per share of any Company Option is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, such Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(b)    Company RS Awards. Each unvested Company RS Award outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right solely to receive an amount in cash, if any and without interest, equal to the product obtained by multiplying (A) the aggregate number of shares subject to such Company RS Award immediately prior to the Effective Time by (B) the Merger Consideration (such amount, the “RS Award Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation or its applicable Subsidiaries to pay the RS Award Consideration, less any applicable withholding Taxes, to each holder of such a Company RS Award through the payroll system of the Surviving Corporation or its applicable Subsidiaries as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date).

(c)    Company RSU Awards. Each Company RSU Award outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right solely to receive an amount in cash, if any and without interest, equal to the product obtained by multiplying (A) the aggregate number of shares subject to such Company RSU Award immediately prior to the Effective Time by (B) the Merger Consideration (such amount, the “RSU Award Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation or its applicable Subsidiaries to pay the RSU Award Consideration, less any applicable withholding Taxes, to each holder of such a Company RSU Award through the payroll system of the Surviving Corporation or its applicable Subsidiaries as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date).

(d)    Company PRSU Awards. Each Company PRSU Award outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right solely to receive an amount in cash, if any and without interest, equal to the product obtained by multiplying (A) the aggregate number of shares subject to such Company PRSU Award (if any) that would satisfy the performance conditions applicable to such Company PRSU Award as of such Effective Time measured as of immediately prior to the Effective Time (in accordance with the applicable award agreement governing such Company PRSU Award) by (B) the Merger Consideration (such amount, the “PRSU Award Consideration” and together with the Option Consideration, RS Award Consideration, and RSU Award Consideration, the “Company Equity Award Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation or its applicable Subsidiaries to pay the PRSU Award Consideration, less any applicable withholding Taxes, to each holder of such a Company PRSU Award through the payroll system of the Surviving Corporation or its applicable Subsidiaries as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date).

Section 3.06    Company ESPP. Prior to the date of this Agreement, the Company has taken all actions necessary and appropriate such that, as of the date of this Agreement, no Company Service Provider is participating in the Company ESPP, and there are no ongoing offering periods under the Company ESPP, and the Company shall not permit any new offering period following the date of this Agreement. As soon as practicable after the date of this Agreement, the Company shall take all action that may be reasonably necessary to terminate the Company ESPP, subject to consummation of the Merger, no later than no later than five (5) Business Days prior to the anticipated Closing Date.

Section 3.07    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing with respect to such share and who is entitled to demand and has properly demanded appraisal of such share in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal with respect to such share (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration pursuant to Section 3.01 and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if (a) any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (b) any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (c) a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares for purposes of this Agreement, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been automatically converted into, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company will give Parent prompt written notice of all written demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the Company Disclosure Letter (subject to Section 9.05) or (b) as disclosed in the Company SEC Documents (other than (i) disclosures in the “Risk Factors” section of any Company SEC Documents and (ii) any disclosure of risks included in any “forward‑looking statements” disclaimer in any such Company SEC Documents, solely to the extent that such statements are forward‑looking, predictive or cautionary in nature) filed by the Company prior to the date hereof, the Company represents and warrants to Parent and Merger Sub:

Section 4.01    Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in, each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, as set forth on Section 4.01(a) of the Company Disclosure Letter, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and the Company is not in material violation of any of their provisions.

(b)    Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity, in each jurisdiction in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, as set forth as of the date hereof on Section 4.01(b) of the Company Disclosure Letter, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Subsidiaries of the Company are in violation in any material respect of any provision of their Governing Documents. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the Governing Documents of each of the Company’s Subsidiaries as of the date hereof.

Section 4.02    Corporate Authorization.

(a)    Assuming the accuracy of Section 5.11(c), the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions; (ii) the execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company Board, subject to the receipt of the Required Company Stockholder Approval, and no other corporate proceedings on the part of the Company or any other stockholder (or other equityholder) vote (other than the Required Company Stockholder Approval) is necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger and other recordings and filings required by the DGCL with the Delaware Secretary of State) pursuant to the Company’s Governing Documents, the DGCL and the rules and regulations of NYSE (as applicable); and (iii) this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that, in the case of subclause (iii), (x) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b)    On or prior to the date of this Agreement, (i) the Company Special Committee has received from Houlihan Lokey Capital, Inc. (the “Special Committee Financial Advisor”), its written opinion (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and, subject to the limitations, qualifications and assumptions set forth therein, that the Merger Consideration to be received by the Disinterested Stockholders is fair, from a financial point of view, to such holders and has (A) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair, advisable and in the best interests of the Company and the Disinterested Stockholders and (B) recommended that the Company Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Company Board (acting on the unanimous recommendation of the Company Special Committee) has, at a meeting duly called and held in which all directors of the Company Board were present, determined that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and the holders of Company Common Stock, and has duly adopted resolutions by a unanimous vote of directors present (A) determining that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (B) approving this Agreement and the Merger, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (D) subject to Section 6.02, recommending that the stockholders of the Company vote in favor of adoption of this Agreement in accordance with the DGCL (such recommendation, the “Company Board Recommendation”).

(c)    Assuming the accuracy of Section 5.11(c), the Company Board or Company Special Committee, as applicable, have taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti‑takeover” Law will not be applicable to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other Transactions. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti‑takeover statute or regulation or any anti‑takeover provision in the Governing Documents of the Company is, or at the Effective Time will be, applicable to the shares of the Company Common Stock, the Merger or the other Transactions.

Section 4.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger and other recordings or filings required by the DGCL with the Delaware Secretary of State and appropriate documents set forth on Section 4.03 of the Company Disclosure Letter with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement and the related Rule 13E-3 Transaction Statement on Schedule 13E‑3 (including any amendments or supplements thereto, the “Schedule 13E‑3”), (c) compliance with any applicable rules of NYSE, (d) the Insurance Regulatory Approvals and (e) where failure to take any such actions or filings or obtain any such consents, approvals or authorizations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04    Non‑Contravention. Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (b) that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and, subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, or (c) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, require any consent by or any notice to any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, loss, consent or notice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.05    Capitalization; Subsidiaries.

(a)    As of the close of business on March 26, 2024 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 80,000,000 shares of Company Common Stock, of which (x) 13,940,798 shares are issued and outstanding and (y) 693,333 shares are subject to outstanding Company Warrants; and (ii) 4,000,000 shares of Company Preferred Stock, of which zero (0) shares are issued and outstanding. As of the Capitalization Date, zero (0) shares of Company Common Stock were held by the Company in its treasury.

(b)    As of the Capitalization Date, the Company has reserved 3,079,842 shares of Company Common Stock under the Company Equity Plans for future issuance on exercise, vesting or other conversion to Company Common Stock under the Company Equity Plans of which the Company has outstanding: (i) Company Options to purchase an aggregate of 389,576 shares of Company Common Stock, (ii) Company RS Awards covering an aggregate of zero (0) shares of Company Common Stock, (iii) Company RSU Awards covering an aggregate of 1,284,109 shares of Company Common Stock, and (iv) Company PRSU Awards covering a maximum of 211,860 shares of Company Common Stock (with 116,927 shares of Company Common Stock eligible to vest based on the achievement of the target performance conditions). Section 4.05(b) of the Company Disclosure Letter sets forth a true and complete list of each Company Service Provider who holds a Company Equity Award, which schedule shows for each Company Equity Award, as applicable, the date such Company Equity Award was granted, the expiration date, the number of shares of the Company Common Stock subject to such Company Equity Award, the exercise price, the applicable vesting schedule (and the terms of any acceleration rights thereof), the Tax status of each Company Option under Section 422 of the Code. With respect to each Company Equity Award, (x) each grant was made in compliance in all material respects with all Applicable Laws (including all applicable federal, state and local securities Laws) and all of the terms and conditions of the applicable Company Equity Plan and, each Company Option has an exercise price that is equal to or greater than the fair market value of the underlying shares of Company Common Stock on the applicable date of grant, (y) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other Applicable Laws, and (z) no modifications have been made to any Company Equity Award following the date of grant. None of the Acquired Companies is a party to any offer letter or other Contract (other than the Hudson Agreements) or Plan that contemplates a grant of, or right to purchase or receive: (A) options or other equity awards with respect to the equity of the Acquired Companies, or (B) other securities of any of the Acquired Companies that has not been issued or granted as of the date of this Agreement. The treatment of the Company Equity Awards under this Agreement complies in all respects with Applicable Law and with the terms and conditions of the applicable Plans and the applicable Company Equity Award agreements.

(c)    Except as provided in Section 4.05(a) or Section 4.05(b) and for changes since the Capitalization Date resulting from the exercise, vesting or other conversion to Company Common Stock of Company Equity Awards outstanding on such date or granted after the date of this Agreement in compliance with the terms hereof, there are no outstanding: (i) shares of capital stock or voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock, voting securities or other Equity Securities of the Company; (iii) except as provided in Section 4.05(b) of the Company Disclosure Letter, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; or (iv) warrants, puts, calls, phantom equity, profit participation, equity appreciation, stock appreciation or similar rights, Contracts or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)) with respect to the Company or any Equity Securities of the Company.

(d)    Section 4.05(d) of the Company Disclosure Letter lists each Subsidiary of the Company as of the date hereof, the ownership interest of the Company in each such Subsidiary and the ownership interest of any other Person or Persons (including any Subsidiary of the Company, as applicable) in each such Subsidiary, in each case, as of the date hereof.

(e)    All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable Governing Documents) and nonassessable, and, other than as contemplated by the Hudson Agreements, all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens and Liens to be discharged at the Closing). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its Equity Securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such Equity Security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries), other than as contemplated by the Hudson Agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other Equity Securities (other than withholding of shares of Company Common Stock to satisfy applicable Tax withholding obligations with respect to the vesting or settlement of Company Equity Awards outstanding on the Capitalization Date), and there are no outstanding phantom equity, profit participation, equity appreciation or similar rights with respect to any Subsidiary of the Company.

(f)    No dividends or similar distributions have accrued or been declared but are unpaid on any Equity Securities of the Acquired Companies and no Acquired Company is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Equity Securities of the Acquired Companies, except as contemplated by the TechCo Reorganization. Except for the Voting Agreement and as set forth on Section 4.05(f) of the Company Disclosure Letter, (i) there are no outstanding obligations, Contracts or commitments of any character relating to any shares of Company Common Stock or other Equity Securities of the Company, including any agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti‑dilutive rights, rights of first refusal or any similar rights with respect to any shares of Company Common Stock or other Equity Securities and (ii) no Acquired Company is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Equity Securities of the Acquired Companies. Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any other Person, corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.06    Company SEC Documents; Company Financial Statements; Disclosure Controls.

(a)    Since December 31, 2022, the Company has filed or otherwise furnished (as applicable) with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of its respective filing date, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or subsequent filing, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder (each as in effect on the date that such Company SEC Document was filed) applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward‑looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b)    The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2022 and the Company’s Quarterly Report on Form 10‑Q for the nine‑month period ended September 30, 2023 (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein.

(c)    The Insurance Company has filed or submitted all statutory financial statements, annual (which are audited) and quarterly statement blanks, together with all exhibits, interrogatories, schedules and notes thereto and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith (collectively, the “SAP Financial Statements”), required to be filed with or submitted to the appropriate Governmental Authority of each jurisdiction in which the Insurance Company is licensed or authorized on forms prescribed or permitted by such Governmental Authority and has provided Parent at least five (5) Business Days prior to the date hereof, true, correct and complete copies of all SAP Financial Statements for all annual and quarterly periods ending on or after December 31, 2020. The SAP Financial Statements (i) were prepared from the books and records of the Insurance Company, (ii) present fairly in all material respects the statutory financial condition and results of operations of the Insurance Company as of the date and for the periods then ended, and (iii) were prepared in all material respects in accordance with SAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto). The SAP Financial Statements complied in all material respects with all Applicable Laws when filed or submitted, and no material deficiency or violation has been asserted by any Governmental Authority with respect to the SAP Financial Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Authority. All reserves and other actuarial amounts of the Insurance Company reported on the SAP Financial Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards and principles (except as set forth therein), consistently applied, and reported in accordance with SAP, (ii) comply in all material respects with the requirements of applicable Insurance Laws, (iii) were derived in all material respects from the books and records of the Insurance Company, (iv) include provisions for liabilities meeting or exceeding those required by the express terms of the Insurance Contracts issued by the Insurance Company in all material respects, and (v) were made with the good faith intention and belief that they made reasonable provision, individually and in the aggregate, to cover the respective liabilities under outstanding policies and Insurance Contracts as of the dates of such SAP Financial Statements (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were or will be in fact adequate to cover the actual amount of such liabilities that are eventually paid after the date hereof). Except for the representations and warranties of Company specifically and expressly set forth in this Article IV or any certificate delivered by Company hereunder, Parent acknowledges that neither Company nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, in respect of (A) the adequacy or sufficiency of reserves of the Insurance Company, (B) the effect of the adequacy or sufficiency of reserves of the Insurance Company on any line item, asset, liability or equity amount on any SAP financial statement of the Insurance Company, or (C) the collectability of any amounts under any Reinsurance Contract.

(d)    Other than as set forth in Section 4.06(c) of the Company Disclosure Letter, the Insurance Company has not obtained any permitted accounting practice from any Governmental Authority that is currently in effect or was in effect at any time since January 1, 2021 and the SAP Financial Statements were not prepared on the basis of any permitted accounting practice.

(e)    The Acquired Companies maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a‑15 and 15d‑15 of the Exchange Act) as required by Rules 13a‑15 and 15d‑15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes‑Oxley Act. Since the Company Balance Sheet Date, the Company has not identified or been made aware, or had continuing to the extent previously identified or having been made aware, of (i) any “significant deficiency” (as defined in Rule 13a‑15(f) of the Exchange Act) in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any “material weakness” (as defined in Rule 13a‑15(f) of the Exchange Act) in internal control over financial reporting or (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 4.07    Absence of Certain Changes.

(a)    Between the Company Balance Sheet Date and the date of this Agreement, except as expressly contemplated by this Agreement (including in connection with the TechCo Reorganization), (i) a Company Material Adverse Effect has not occurred and (ii) the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course consistent with past practice.

(b)    Between the Company Balance Sheet Date and the date of this Agreement, except as expressly contemplated by this Agreement (including in connection with the TechCo Reorganization) or set forth in Section 4.07(b) of the Company Disclosure Letter, no Acquired Company has taken any action which would have required the prior written consent of Parent pursuant to Section 6.01(b)(i) through Section 6.01(b)(xxiii), or, with respect to the foregoing, Section 6.01(b)(xxiv), had such actions been taken after the date of this Agreement.

Section 4.08    No Undisclosed Liabilities. No Acquired Company has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP or SAP in the case of the Insurance Company, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto or in the consolidated financial statements of the Acquired Companies included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the business consistent with past practices of the Acquired Companies (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or violation of Law), (c) incurred in connection with this Agreement or the Transactions, (d) disclosed in Section 4.08 of the Company Disclosure Letter or (e) liabilities that would not be material to the Acquired Companies individually or in the aggregate. There are no off‑balance‑sheet arrangements of any type pursuant to any off‑balance‑sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S K promulgated under the Securities Act that have not been so described in the Company SEC Documents. Section 4.08 of the Company Disclosure Letter sets forth a correct and complete list (including the individual and aggregate value (in U.S. dollars)) of principal and interest outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof.

Section 4.09    Company Material Contracts.

(a)    Section 4.09(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract to which an Acquired Company is a party, and which falls within any of the following categories:

(i)    any Contract establishing a joint venture, strategic alliance, partnership or similar organizational form that is material to the operation of the Acquired Companies, taken as a whole;

(ii)    except with respect to indebtedness between or among any Acquired Companies, any Contract relating to (A) indebtedness for borrowed money or evidenced by promissory notes or debt securities, (B) any capital or finance leases, (C) obligations under any letter of credit or surety bond, (D) any interest rate, currency or other swap, forward, future, collar, put, call, floor, cap, option or other similar Contract, in each case in excess of $100,000 individually or (E) any guaranty of indebtedness of the type referenced in clauses (A) through (D) of this Section 4.09(a)(ii);

(iii)    any Contract relating to an acquisition, investment, asset purchase, divestiture, merger or similar transaction which any Acquired Company has entered into (or has otherwise been bound by) within the past three (3) years prior to the date of this Agreement or pursuant to which any obligations (including any indemnification, guarantee, “earn‑out” or other contingent payment obligations, but excluding any customary confidentiality obligations) remain outstanding;

(iv)    any Contract that provides for, or is related to, the settlement or compromise of any action settled or compromised within the past three (3) years prior to the date of this Agreement pursuant to which the cash amount paid by (or on behalf of) the Company exceeds $350,000;

(v)    any Real Property Lease;

(vi)    any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Common Stock (other than the Company) or any Affiliate of the foregoing (or, to the Knowledge of the Company, any immediate family member of any of the foregoing), on the other hand, except for any Contract that is considered a Plan;

(vii)    any Intercompany Agreements;

(viii)    any Reinsurance Contracts and services agreements that are directly related to Reinsurance Contracts;

(ix)    any Contracts with the Insurance Company’s top 10 Producers for the twelve (12) months ended December 31, 2023 (determined on a consolidated basis based on the dollar amounts of payments payable by or to the Insurance Company);

(x)    any Contracts with the Affiliated Producers’ top 10 insurance carriers (“Top Carriers”), measured by dollar volume of remittances, with which the Affiliated Producers have maintained a business relationship during the twelve (12) month period ended December 31, 2023, showing the number of title orders by the Affiliated Producers from each such Top Carrier during such period;

(xi)    any Contract that by its terms limits the payment of dividends or other distributions to equityholders by the Company or any Subsidiary of the Company;

(xii)    any collective bargaining agreement or other similar Contract with any collective bargaining agreement or other similar Contract with any guild, labor union, labor organization or works council, whether the same is in effect or has expired and an Acquired Company is continuing to operate thereunder or negotiating, or required to negotiate, a renewal thereof;

(xiii)    any material Contract with a Material Customer or Material Supplier, but in no instance stand-alone nondisclosure Contracts or Contracts for Standard Software;

(xiv)    any Contract (A) under which any Acquired Company grants any license to any Person with respect to Company IP, or receives any license from any Person with respect to any Intellectual Property Rights, or (B) otherwise materially negatively affecting any Acquired Company’s ability to enforce, own, register, use or otherwise exploit any material Company IP (including any covenant not to sue or co‑existence or settlement agreements) in each case of (A) and (B), that is material to the operation of the business of the Acquired Companies, taken as a whole, and other than (1) non-disclosure agreements, (2) non‑exclusive licenses received by any Acquired Company with respect to Standard Software, and (3) non-exclusive licenses granted to customers, business partners, or service providers in the ordinary course of business consistent with past practice;

(xv)    any Contract with a Governmental Authority;

(xvi)    any Contract imposing or purporting to impose any material limit or other material restriction on the business activity of the Company or any of its Subsidiaries, including Contracts with (A) non-competition obligations, including any restriction on the right or ability of the Company or any of its Subsidiaries to compete or engage with any other Person in any geographic area or line of business or to develop or distribute any services or products, (B) exclusivity obligations, (C) granting a right of first refusal to any Person, (D) “most favored nation” or “best pricing” and (E) take-or-pay purchase conditions;

(xvii)    any Contracts relating to mortgaging, pledging or otherwise placing any Lien (other than any Permitted Lien) on any material portion of the assets of the Company or the Subsidiaries; and

(xviii)    any other Contract that any of the Acquired Companies is party to that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K of the Securities Act that has not been so filed.

Each Contract of the type described in this Section 4.09(a), other than this Agreement, is referred to herein as a “Company Material Contract”. True and complete copies of each Company Material Contract (including all material amendments thereto), as of the date of this Agreement, have been made available by the Company to Parent.

(b)    Except as set forth in Section 4.09(b) of the Company Disclosure Letter: (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice or in accordance with the TechCo Reorganization; (iii) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Company Material Contract; and (iv) each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date through the date of this Agreement, no counterparty to a Company Material Contract has notified the Acquired Companies in writing (or, to the Knowledge of the Company, otherwise) that it intends to terminate or not renew a Company Material Contract.

(c)    None of the Acquired Companies has received written notice or, to the Knowledge of the Company, oral communication of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Contract, except, in each case, as has not had, and would not reasonably be expected to have, a material and adverse effect on the Acquired Companies, taken as a whole. Except as has not had, and would not reasonably be expected to have, a material and adverse effect on the Acquired Companies, taken as a whole, (i) since December 31, 2020, none of the Acquired Companies has received any written notice from any party to a Reinsurance Contract that any amount of reinsurance ceded by any Acquired Company to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to the Knowledge of the Company, no party to a Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to the Knowledge of the Company, the financial condition of each party to a Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) there are no, and since December 31, 2020 there have been no, disputes under any Reinsurance Contract other than disputes in the ordinary course for which adequate loss reserves have been established, and (v) the relevant Acquired Company is entitled under any applicable Insurance Laws and SAP to take full credit in its SAP Financial Statements for all amounts recoverable by it pursuant to any Reinsurance Contract and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its SAP Financial Statements, and no Governmental Authority has objected to such characterization and accounting. None of the Reinsurance Contracts is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws. Except as set forth in Section 4.09(c) of the Company Disclosure Letter, none of the Reinsurance Contracts contain any provision providing that the other party thereto may terminate, recapture, amend or alter the pricing or other terms thereof by reason of the transaction contemplated hereby.

Section 4.10    Compliance with Applicable Laws; Permits; Data Privacy and Security.

(a)    Except with respect to matters set forth in Section 4.10(a) of the Company Disclosure Letter, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies are, and for the past three (3) years have been, in material compliance with all Applicable Laws, (ii) during the past three (3) years no Acquired Company has received any written notice from any Governmental Authority alleging any material noncompliance by such Acquired Company with respect to any such Applicable Law, and (iii) no investigation by any Governmental Authority regarding a violation of any such Applicable Law is pending or, to the Knowledge of the Company, threatened in writing.

(b)    Except as set forth in Section 4.10(b) of the Company Disclosure Letter, the Acquired Companies, including the Insurance Subsidiaries, hold all material Permits that are required for the Acquired Companies to conduct their business, as presently conducted, and (i) each material Permit is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, (ii) the Acquired Companies are and during the past three (3) years have been, in material compliance with all such Permits, (iii) there are no actions or Proceedings pending or, to the Knowledge of the Company, threatened in writing or orally that would reasonably be expected to result in the revocation or termination of any material Permit, (iv) no condition exists and no event has occurred, which would reasonably be expected to result in the suspension or revocation of any such material Permit other than the expiration of the term set forth therein, and (v) during the past three (3) years, there has not been any event, condition or circumstance that would preclude any material Permit from being renewed in the ordinary course (to the extent that such Permit is renewable by its terms). The Company has made available to Parent true, correct and complete copies of all material Permits held by the Acquired Companies as of the date hereof.

(c)    Except as set forth in Section 4.10(c)(i) of the Company Disclosure Letter, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as whole) or an Affiliated Producer, without limiting the generality of the foregoing, the Affiliated Producers and each of their respective applicable employees possess a certificate of authority, license, registration, permit or other authorization to transact business as (i) a title insurance agent (a “Title Agent License”) in each state in which it is required by applicable Insurance Law to possess a Title Agent License, and (ii) to provide escrow services, including escrow services relating to the sale, lease, exchange or transfer of title to real or personal property (the “Escrow Licenses”), in each state in which it is required by Applicable Law to possess an Escrow License. Section 4.10(c)(ii) of the Company Disclosure Letter sets forth as of the date hereof all Title Agent Licenses and Escrow Licenses held by the Affiliated Producers, and each of their respective applicable employees. All such Title Agent Licenses and Escrow Licenses are in full force and effect, and the Company has not received written notice of any investigation or proceeding that would reasonably be expected to result in the suspension or revocation of any such Title Agent License or Escrow License.

(d)    Each Acquired Company is and during the past three (3) years has been in compliance, in all material respects, with all material Privacy Requirements.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not (i) conflict with or result in a violation or breach of any Privacy Requirements applicable to the Acquired Companies, (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information, or (iii) give rise to any right of termination of the Acquired Companies’ rights to own and Process any Personal Information necessary for the operation of the Acquired Companies’ business.

(f)    The Acquired Companies have implemented and maintain commercially reasonable security measures, plans, procedures, controls, and programs, including a written information security program designed to: (i) monitor and implement adequate administrative, technical, physical and organizational safeguards to protect Personal Information, Company IT Assets under the control of an Acquired Company and (ii) protect and maintain the security of any Personal Information collected by the Acquired Companies, Company IT Assets under the control of an Acquired Company against any accidental, unlawful or unauthorized access, use, loss, alteration, destruction, compromise or other unauthorized disclosure of, or access or similar incidents (a “Security Incident”).

(g)    In the past three (3) years, the Acquired Companies have not suffered a Security Incident that required, or would require, any of the Acquired Companies to provide notice of such Security Incident to affected individuals, Governmental Authorities, or other third parties under applicable Privacy Laws.

(h)    In the past three (3) years, the Acquired Companies have not received any subpoenas, demands, or other notices, in each case, in writing from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy Law and, to the Knowledge of the Company, no Acquired Company is under investigation by any Governmental Authority for any actual or potential violation of any Privacy Law. In the past three (3) years, no notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or initiated against any Acquired Company or any of its officers, directors, or employees (in their capacity as such) by any private party or Governmental Authority, foreign or domestic, under any Privacy Requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    For the past five (5) years, the Acquired Companies have complied with all applicable Anti‑Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor to the Knowledge of the Company, any employee, agent or other third‑party representative acting on behalf of the Company or any if its Subsidiaries has taken any action that would constitute a violation of any applicable Anti‑Corruption Law, including corruptly giving, offering, promising or authorizing the provision of anything of value to a Government Official, directly or knowingly indirectly, to secure an improper business advantage. The Acquired Companies have maintained policies and procedures to promote and ensure compliance with all applicable Anti‑Corruption Laws.

(j)    Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third‑party representative acting on behalf of the Company or any of its Subsidiaries is currently, or has been in the past five (5) years: (i) a Sanctioned Person; (ii) organized, ordinarily resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex‑Im Laws or U.S. anti‑boycott Applicable Laws (collectively, “Trade Control Laws”).

(k)    The Company and its Subsidiaries are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company (collectively, “AML Laws”).

(l)    In the past five (5) years, neither the Company nor any of its Subsidiaries has: (i) received from any Governmental Authority or any Person any written notice, inquiry or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case of clauses (i) through (iii), concerning any actual or potential violation or wrongdoing related to Anti‑Corruption Laws, Trade Control Laws or AML Laws.

Section 4.11    Litigation. Except as set forth in Section 4.10(a) of the Company Disclosure Letter, during the past three (3) years, there have been no pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, claims or other Proceedings at law or in equity or, to the Knowledge of the Company, investigations before or by any Governmental Authority against any Acquired Company or affecting any of its assets or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such) that would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies (taken as a whole). There is no unsatisfied judgment, Governmental Order or any open injunction binding upon an Acquired Company or any Acquired Company’s assets or properties which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12    Insurance Regulatory Matters.

(a)    Since January 1, 2021, the Insurance Subsidiaries have filed all material reports, statements, registrations or filings required to be filed by them with any Governmental Authority (the “Regulatory Filings”), and all Regulatory Filings were in compliance in all material respects with applicable Insurance Law when filed or as amended or supplemented. No material deficiencies have been asserted by Governmental Authorities with respect to such Regulatory Filings, including: (i) all audits and examinations (including, without limitation, financial, market conduct and similar examinations of the Insurance Subsidiaries) performed with respect to the Insurance Subsidiaries by any Governmental Authority since January 1, 2021, along with the Insurance Subsidiaries’ responses thereto; and (ii) all annual registration statements, periodic reports and other submissions and filings (including, but not limited to, Form B, Form D and Form F filings) with respect to the Insurance Company provided to any Governmental Authority under applicable Insurance Laws since January 1, 2021. Other than financial, market conduct and similar examinations of the Insurance Subsidiaries conducted by Insurance Regulators in the ordinary course or as set forth in Section 4.12(a) of the Company Disclosure Letter, no audits or examinations are currently being performed by any Governmental Authority on any of the Insurance Subsidiaries, or are scheduled or, to the Knowledge of the Company, threatened in writing or orally to be performed.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Insurance Contracts issued by the Insurance Company, or, to the Knowledge of the Company, sold, solicited or negotiated by the Producers, and any and all amendments, applications, marketing materials, brochures and illustrations relating thereto (i) are, to the extent required by applicable Insurance Laws, on forms and at rates approved by the applicable Governmental Authority or, to the extent required by Applicable Laws, have been filed with and not objected to by such Governmental Authority within the period provided for objection, and (ii) comply with and have been administered in accordance with applicable Insurance Law.

(c)    The Insurance Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Insurance Laws regulating the marketing and sale of Insurance Contracts, regulating advertisements, requiring mandatory disclosure of policy information and prohibiting the use of unfair methods of competition and deceptive acts or practices.

(d)    None of the Insurance Subsidiaries nor, to the Knowledge of the Company, any other Person managed by the Insurance Subsidiaries is subject to any cease and desist or other order issued by, or is a party to any agreements, memoranda of understanding, commitment letters or similar undertakings with, or has received any directive or supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Authority that materially restricts the conduct of its business or that gives rise to any capital maintenance obligations, nor, since January 1, 2021, have the Insurance Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any of the foregoing.

(e)    The Insurance Subsidiaries are not the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or Proceeding, nor, to the Knowledge of the Company, is any such action or Proceeding threatened in writing or orally.

(f)    Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the Knowledge of the Company, threatened in writing or orally, against the Insurance Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(g)    The Insurance Company is not deemed “commercially domiciled” under the Insurance Laws of any jurisdiction.

(h)    The Insurance Subsidiaries have adopted and implemented policies, procedures or programs reasonably designed to assure that their respective directors, officers, employees, agents, Producers, and similar entities with which the Insurance Subsidiaries do business are in compliance in all material respects with all applicable Insurance Laws.

(i)    To the Knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all agents and Producers are compliant with, and have administered the Insurance Company’s products in accordance with, applicable Insurance Law. To the Knowledge of the Company, each Producer, at the time such Producer sold, solicited, negotiated, produced or serviced any Insurance Contract issued by the Insurance Company or performed such other act for or on behalf of the Insurance Company that may require an insurance producer’s, agent’s, broker’s or other insurance license, was duly and appropriately appointed by the Insurance Company, in compliance with applicable Insurance Law, to act as a Producer for the Insurance Company and, to the Knowledge of the Company, was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of the Insurance Company), in each jurisdiction where such Producer was required to be so licensed, and no such Producer violated any term or provision of applicable Insurance Law relating to the sale or production of any Insurance Contract. To the Knowledge of the Company, (i) no Producer has breached the terms of any agency or broker Contract with the Insurance Company or violated any policy of the Insurance Company in the solicitation, negotiation, writing, sale or production of business for the Insurance Company, (ii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of Applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for the Insurance Company or any enforcement or disciplinary proceeding alleging any such violation, and (iii) each Producer was compensated by the Insurance Company in compliance in all material respects with applicable Insurance Laws.

(j)    No Producer nor any Affiliate of any Producer has any right (i) to receive any payment based on the profitability or financial performance of any of the Insurance Contracts issued by the Insurance Company, or (ii) that in any way restricts the ability of the Insurance Company to write or sell any insurance product.

(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Insurance Subsidiaries are in compliance with all state anti-rebating and anti-inducement Laws and all state Laws limiting the amount of business the Insurance Company can receive from controlled sources. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Insurance Subsidiaries comply in all respects with requirements relating to controlled business under applicable Insurance Law.

(l)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Affiliated Producers are conducting, and since January 1, 2021, have conducted, their business in compliance in all material respects with their Title Agent Licenses and Escrow Licenses. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and without limiting the generality of the foregoing, the Affiliated Producers provide title agent services and escrow services in compliance in all material respects with all Applicable Laws, Governmental Orders and mandatory directives of the applicable Governmental Authority in the respective jurisdictions in which such services have been provided.

(m)    Immediately after the Closing, the Affiliated Producers will be authorized to provide (i) title agent services in each state where the Affiliated Producers hold a Title Agent License and (ii) escrow services in each state where the Affiliated Producers hold an Escrow License.

(n)    The Acquired Companies are, and since January 1, 2018 have been, in compliance with Sections 8 and 9 of the federal Real Estate Settlement Procedures Act (12 U.S.C. 2607 and 2608) (“RESPA”). Without limiting the foregoing, since January 1, 2019 all compensation paid by the Acquired Companies to each individual who was employed by, or was providing services to, the Acquired Companies was in compliance in all material respects with Section 8 of RESPA.

Section 4.13    Real Property.

(a)    No Acquired Company owns, nor has any Acquired Company ever owned, a fee interest in any real property.

(b)    Section 4.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all leases, subleases and use or other occupancy agreements relating to Leased Real Property (the “Real Property Leases”). The Company has delivered or made available to Parent, a true, complete and correct copy of each Real Property Lease (including all amendments, modifications, renewals, consents, guaranties and other agreements with respect thereto). Except as set forth in Section 4.13(b) of the Company Disclosure Letter or except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, (i) an Acquired Company has a valid leasehold interest in each such Leased Real Property free and clear of any Liens other than Permitted Liens, (ii) an Acquired Company has a legal, valid, binding and enforceable leasehold estate in each such Leased Real Property, subject only to the Enforceability Exceptions and any Permitted Liens, (iii) none of any Acquired Company or, to the Company’s Knowledge, any other party thereto, is in material breach or material default under any such Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with notice or lapse of time, or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease, and (iv) no Acquired Company has received any written notice of the existence of any breach or default or event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default by any Acquired Company or the party that is the lessee or lessor of such Leased Real Property. No Real Property Lease is subject to any ground lease, mortgage, deed of trust or other superior Liens or interests (including, for the avoidance of doubt, any present or future right to occupy any portion of the Leased Real Property) that would entitle the holder thereof to interfere with or disturb the tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights under any Real Property Lease so long as the tenant is not in default under such Real Property Lease. The Leased Real Property comprises all of the real property used, or otherwise related to, the business of the Acquired Companies.

(c)    Except as set forth in Section 4.12(c) of the Company Disclosure Letter, the Company has not subleased, assigned or transferred any interest in any Leased Real Property or granted any Person the right to use or occupy any of the Leased Real Property. No option has been exercised by the Acquired Companies under any of the Real Property Leases except options exercised as evidenced by a written document, a true, complete and accurate copy of which has been made available to Parent. To the Knowledge of the Company, the Company has not received any notice of any appropriation, condemnation or eminent domain proceeding relating to or affecting the Leased Real Property that has not been corrected, and to the Knowledge of the Company, no such proceeding is pending or threatened. All brokerage commissions and other compensation and fees due and payable by the Company by reason of the Real Property Leases have been paid in full, except the failure of which would not be material to the Company and its Subsidiaries, taken as a whole. All improvements on the Leased Real Property which are used for the operation of the business are in all material respects in good condition and repair, ordinary wear and tear excepted, have not suffered any material casualty or other material damage that has not been repaired in all material respects and are suitable for the operation of the business.

Section 4.14    Intellectual Property.

(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) an Acquired Company exclusively owns all right, title and interest in and to the Company IP free and clear of any Liens (other than Permitted Liens), (ii) the Company IP, together with the In-Licensed IP, constitutes all of the material Intellectual Property Rights used in or necessary for the conduct of the respective businesses of the Acquired Companies as currently conducted, and (iii) the Acquired Companies have all necessary rights to use the Company IP and In‑Licensed IP used in the conduct the business of the Acquired Companies as currently conducted; provided that the foregoing shall not be deemed a representation or warranty of non-infringement of Intellectual Property Rights.

(b)    Section 4.14(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the Closing Date of each item of Company Registered IP, together with the jurisdiction where the application, registration or issuance is filed or issued and the applicable application, registration or serial number and the date of such registration or filing. All such Company Registered IP is subsisting, and, to the Knowledge of the Company, valid and enforceable. All necessary registration, maintenance and renewal fees currently due in connection with the material Company Registered IP has been made. None of the Company Registered IP is subject to any pending challenge relating to the ownership, use, registrability, patentability, validity or enforceability of the Company Registered IP, excluding office actions and other routine matters associated with the prosecution of applications included in the Company Registered IP.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) the operation of the business of the Acquired Companies does not infringe, misappropriate or otherwise violate, and in the last three (3) years has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, provided that the foregoing representation is provided to the Knowledge of the Company with respect to patent infringement; and (ii) no Proceeding is pending or, during the three (3) years prior to the date of this Agreement, has been threatened in writing and remains outstanding against any Acquired Company alleging any infringement, misappropriation or other violation by such Acquired Company of any Intellectual Property Rights of another Person. To the Knowledge of the Company, during the three (3) years prior to the date of this Agreement, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company IP that is material to the operation of the Acquired Companies, taken as a whole.

(d)    The Acquired Companies have taken commercially reasonable measures designed to protect, safeguard and maintain the confidentiality of their material confidential and proprietary information and data (including the confidentiality and value of any material Company IP which the Acquired Companies hold as a trade secret), in each case that is material to the operation of the Acquired Companies, taken as a whole (such information and data collectively, “Confidential Information”). Without limiting the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company has used and uses commercially reasonable efforts to enforce a policy requiring that each employee and contractor of an Acquired Company having access to Confidential Information execute a Contract subjecting such employee or contractor to confidentiality obligations in favor of such Acquired Company.

(e)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, all Persons that have authored, developed or otherwise created any material Intellectual Property Rights for or on behalf of any Acquired Company have executed valid and enforceable written agreements pursuant to which such Persons assign to the applicable Acquired Company exclusive ownership of all right, title and interest in and to such Intellectual Property Rights (or all such right, title, and interest has vested in the applicable Acquired Company by operation of Law).

(f)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) the Company IT Assets are reasonably sufficient in all respects for the operation of the business of the Acquired Companies as it is currently conducted, and (ii) to the Knowledge of the Company, there has not been any unauthorized use, access to, intrusions or breaches of security with respect to the Company IT Assets. The Acquired Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and take and have taken commercially reasonable steps to safeguard the Company IT Assets. The Acquired Companies take commercially reasonable steps intended to prevent the introduction of bugs, disabling codes, spyware, Trojan horses, spyware, adware, worms and other malicious code into the Company IT Assets.

(g)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Software that is owned by an Acquired Company (“Proprietary Software”) and licensed or made available by any Acquired Company to any Person uses, incorporates or is based upon any Open Source Software in a manner that: (i) conditions the use or distribution of any such Proprietary Software on the disclosure of any Source Code for any portion of such Proprietary Software; (ii) conditions the use or distribution of such Proprietary Software on the granting to any Person of (A) the right to make derivative works or other modifications to such Proprietary Software or portions thereof (other than such portions that are the Open Source Software themselves) or (B) a license under such Proprietary Software or any rights or immunities under any Company IP; (iii) conditions the use or distribution of such Proprietary Software on such Proprietary Software being made subject to the terms and conditions of any Open Source Software license; (iv) requires such Proprietary Software to be made available to any Person; or (v) otherwise imposes an obligation on any Acquired Company to distribute any such Proprietary Software on a royalty-free basis. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company is and has been in compliance with the terms and conditions of all licenses for such Open Source Software. During the three (3) years prior to the date of this Agreement, no Acquired Company has received a written notice or request from any Person to disclose, distribute or license the Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.

Section 4.15    Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self‑insurance programs and arrangements under which the Company or any of the Acquired Companies is an insured or beneficiary (the “Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts; (b) each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies; (c) no event has occurred which, with or without notice or lapse of time or both, would constitute a breach of or default under, or permit the termination of any Insurance Policy, and neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice, regarding any cancellation or invalidation, premium increase with respect to, or material alteration of coverage under, any Insurance Policy; (d) the Company has filed claims as required under the respective Insurance Policies with insurers with respect to all matters and occurrences for which it has coverage, including those which fall within any self‑insured retentions or deductibles; and (e) there are no pending claims submitted by the Company or any of its Subsidiaries as to which coverage has been denied, rejected or disputed by the applicable insurer.

Section 4.16    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

(b)    all Taxes of each Acquired Company (whether or not shown to be due and payable on any such Tax Return) have been timely paid; each Acquired Company has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(c)    no deficiency or assessment for Taxes has been asserted in writing or assessed by any Governmental Authority with respect to any Acquired Company;

(d)    there are no audits or examinations by any Governmental Authority ongoing or pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes for which any Acquired Company could be liable;

(e)    no Acquired Company has entered into a written agreement waiving or extending any statute of limitations in respect of Taxes with respect to any Acquired Company, and none of the Acquired Companies is currently the beneficiary of extensions of time within which to file any material Tax Returns, other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice;

(f)    there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens;

(g)    none of the Acquired Companies has, within the past two (2) years, been a party to any transaction purported or intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code);

(h)    no Acquired Company (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, (ii) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group of which the Company is the common parent and the only members of which are and have been the Acquired Companies), or (iii) has any liability for any Tax of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502‑6 (or similar provision of state, local or non‑U.S. Law), as a transferee or successor under applicable Law;

(i)    no Acquired Company will be required to include or accelerate an item of income or gain in, or exclude or defer an item of deduction or loss from, taxable income for any period (or portion thereof) ending on or after the Closing Date as a result of any (i) installment sale, open transaction or other disposition made prior to the Closing, (ii) adjustment under Section 481(a) of the Code (or similar provision of state, local or non‑U.S. Law) or change in method of accounting required or initiated before the Closing, (iii) use of an improper method of accounting prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or similar agreement under state, local or non‑U.S. Law) or (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, other than amounts received or accrued in the ordinary course of business consistent with past practice;

(j)    no Acquired Company has made any election under Section 965 of the Code;

(k)    no entity classification election pursuant to Treasury Regulations Section 301.7701‑3 has been filed with respect to any Acquired Company;

(l)    no Acquired Company has or has ever had a permanent establishment in any country other than the country of its organization; and

(m)    no Acquired Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b)(2).

Section 4.17    Employees and Employee Benefit Plans.

(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Plan (excluding individual equity award agreements evidencing the grant of any Company Equity Awards and individual employment offer letters that are on the form award agreements and form employment offer letters set forth on Section 4.17(a) of the Company Disclosure Letter). With respect to each material Plan, the Company has provided to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, or a written description of any material unwritten Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by any of the Acquired Companies from the IRS regarding the tax‑qualified status of such Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority.

(b)    Each Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefits claims, appeals of such claims and domestic relations order proceedings). Neither the Acquired Companies nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Plan has engaged in a nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Company, (i) no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Plan, and (ii) no Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority. All payments required to be made by any of the Acquired Companies under, or with respect to, any Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Plans, applicable Law and GAAP. To the Knowledge of the Company, there is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of any of the Acquired Companies under ERISA or the Code.

(c)    With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and its related trust, is so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which the Acquired Companies can rely that it is so qualified, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by any of the Acquired Companies forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(d)    No Plan is, and none of the Acquired Companies or any ERISA Affiliate of the Acquired Companies has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Acquired Companies or any ERISA Affiliate has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Acquired Companies.

(e)    Each Plan that is subject to the Affordable Care Act has been established, maintained and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Acquired Companies and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full‑time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. None of the Acquired Companies has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Plan. None of the Plans provide, and none of the Acquired Companies has any current or potential obligation to provide, medical, health, life or other welfare benefits after the termination of a Company Service Provider’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary. None of the Acquired Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(f)    Except as set forth in Section 4.17(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G‑1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)    Each Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has at all times been operated in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to “gross‑up” or otherwise indemnify any Company Service Provider for the imposition of Tax, including under Section 4999 or 409A of the Code.

(i)    No Plan covers any Company Service Providers residing or working outside of the United States.

(j)    Section 4.17(j) of the Company Disclosure Letter contains a true and accurate list of each individual who is employed by, or is actively providing services to, the Acquired Companies as of the date hereof, together with such individual’s title or position, employing entity, work location, full-time or part-time status, accrued vacation, date of hire, current rate of hourly wage or salary, and annual target cash bonus opportunity.

(k)    The Acquired Companies are and have been in compliance in the past five (5) years in all material respects with all applicable Laws relating to employment or the engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each of the Acquired Companies meets in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and none of the Acquired Companies currently employs any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Acquired Companies is in compliance in all material respects with all Laws that could require overtime to be paid to any Company Service Provider, and no Person has brought in the past five (5) years or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts. Any Company Service Provider who is not treated as an employee by the Acquired Companies is not an employee under applicable Laws or for any other purpose, including, without limitation, for Tax withholding purposes or Plan purposes, and none of the Acquired Companies has any liability by reason of any Company Service Provider, in any capacity, being improperly excluded from participating in any Plan.

(l)    None of the Acquired Companies is delinquent in payment to any Company Service Provider for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Service Provider or in payments owed upon any termination of such Company Service Provider’s employment or engagement.

(m)    None of the Acquired Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization applicable to any Company Service Provider and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council or similar employee or labor organization to organize any such Company Service Providers. Additionally, (i) there is no unfair labor practice charge, claim, petition, or complaint pending before any applicable Governmental Authority relating to the Acquired Companies or any Company Service Provider and (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting any of the Acquired Companies, and none of the Acquired Companies has experienced in the past five (5) years any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any Company Service Providers.

(n)    To the Knowledge of the Company, no current Company Service Provider with an annual base salary above $150,000 intends to terminate his, her or their employment or engagement with the Acquired Companies, and no Acquired Company has a present intention to terminate the employment or engagement of such Company Service Providers, other than any intent to terminate employment or engagement pursuant to the TechCo Reorganization.

(o)    During the past five (5) years (i) no allegations of workplace sexual harassment or illegal retaliation or discrimination have been made known to the Acquired Companies, initiated, filed or, to the Knowledge of the Company, threatened against the Acquired Companies or any director or officer of the Company, (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred, and (iii) none of the Acquired Companies has entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any Company Service Provider.

(p)    In the past six (6) years, neither the Company nor any of its Subsidiaries has: (i) implemented any plant closing or mass layoffs implicating WARN; or (ii) incurred any liability under WARN that remains unsatisfied. No plant closings or mass layoffs implicating WARN are currently planned or have been announced.

Section 4.18    Environmental Matters. Except as set forth on Section 4.17(a) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Acquired Companies are, and for the past three (3) years have been, in compliance with all Environmental Laws, (b) the Acquired Companies have obtained (and are and have been in compliance with) all Permits required under applicable Environmental Laws to permit the Acquired Companies to operate their assets (including in the manner in which they are now operated and maintained) and to conduct the business of the Acquired Companies (including as currently conducted), (c) no written claims or notices have been received by (or are pending with respect to or, to the Knowledge of the Company, are threatened against) the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law and (d) there has been no release or disposal of, contamination by, or exposure of any Person to, any Hazardous Substance.

Section 4.19    Required Vote. Assuming the accuracy of Section 5.11, (i) the Required Company Stockholder Approval is the only vote of the holders of any of the Company Common Stock necessary to adopt this Agreement and approve the Merger and the other Transactions and (ii) the Company Board or the Company Special Committee, as applicable, have taken any necessary action such that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not applicable to the Merger, this Agreement or the Transactions. No other Takeover Statutes or any anti‑takeover provision in the Company’s Governing Documents are, or at the Effective Time will be, applicable to the Company, this Agreement or the Transactions. The Company does not have a shareholder rights plan, poison pill or similar plan.

Section 4.20    No Brokers. Except for the Special Committee Financial Advisor, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has made available to Parent complete and accurate copies of all agreements between the Company and the Special Committee Financial Advisor pursuant to which the Special Committee Financial Advisor would be entitled to such payment.

Section 4.21    Related Party Transactions. As of the date hereof, except for compensation or other employment arrangements in the ordinary course of business consistent with past practice and except as disclosed in the Company SEC Documents, in the past three (3) years, there have been no Contracts, transactions or arrangements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee or, to the Knowledge of the Company, any former director) thereof or any holder of 5% or more of the shares of the Company’s capital stock, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.22    Material Customers and Suppliers.

(a)    Section 4.22(a) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Customers and sets forth opposite the name of each Material Customer, the amount of revenue generated therefrom during the twelve (12) month period ended December 31, 2023. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Company Balance Sheet Date and until the date hereof, no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Material Customer of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially purchasing services or products from or otherwise materially change or modify the terms of its business relationship with the Acquired Companies. As used herein, “Material Customer” means, on a consolidated basis, the Acquired Companies’ top ten (10) customers based on the dollar amount of total revenue in the United States for the twelve (12) month period ended December 31, 2023 (calculated on an annualized basis).

(b)    Section 4.22(b) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Suppliers and sets forth opposite the name of each Material Supplier the dollar amount of total payments thereto during the twelve (12)‑month period ended December 31, 2023. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Company Balance Sheet Date and until the date hereof, no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Material Supplier of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially providing services or products to or otherwise materially change or modify the terms of its business relationship with the Acquired Companies. As used herein, “Material Supplier” means, on a consolidated basis, the Acquired Companies’ top ten (10) vendors based on the dollar amount of total payments for the twelve (12)‑month period ended December 31, 2023 (excluding the Acquired Companies’ professional advisors, insurance providers and payroll service providers).

Section 4.23    TechCo Reorganization. Upon the consummation of the TechCo Reorganization in accordance with the terms and provisions of Schedule I hereto, except as otherwise agreed by Parent, (a) the assets and liabilities of TechCo shall be limited to those set forth in Schedule I and (b) except as described in Schedule I, immediately following the TechCo Reorganization and the consummation of the transactions contemplated by the Preferred Purchase Agreement, (x) the assets, properties and rights of TechCo shall comprise all of the assets, properties and rights necessary to permit Parent to conduct the TechCo Business immediately following the Closing Date in substantially the same manner as the TechCo Business is being conducted as of the date hereof, and (y) all other assets, properties and rights of the Acquired Companies other than TechCo shall comprise all of the assets, properties and rights necessary to permit Parent to conduct the business of the Acquired Companies other than TechCo Business immediately following the Closing Date in substantially the same manner as such business is being conducted as of the date hereof.

Section 4.24    No Additional Representations or Warranties. Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Other than claims with respect to fraud, neither the Company nor any other Person will have or be subject to any claim, liability or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company:

Section 5.01    Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to, individually or in the aggregate, impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.02    Corporate Authorization.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder, which will be effected by written consent immediately following the execution and delivery of this Agreement), and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger and other recordings or filings required by the DGCL with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b)    The board of directors of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable, and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution and delivery hereof approve and adopt this Agreement.

(c)    No vote of, or consent by, the holders of any Equity Securities of Parent (other than, for the avoidance of doubt, the consent of Parent, as the sole holder of the Equity Securities of Merger Sub, to adopt the Agreement) is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03    Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger and other recordings or filings required by the DGCL with the Delaware Secretary of State, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement and the Schedule 13E‑3, (c) compliance with any applicable rules of NYSE, (d) the Insurance Regulatory Approvals and (e) where failure to take any such actions or filings would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

Section 5.04    Non‑Contravention.

(a)    The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Governing Documents of Parent or Merger Sub, (ii) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law, or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent by or any notice to any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

(b)    To the Knowledge of Parent, based on the completion of customary anti‑money laundering diligence on the direct or indirect equity or debt investors in Parent and Merger Sub, no direct or indirect equity or debt investor in Parent or Merger Sub is: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Trade Control Laws.

Section 5.05    Litigation. As of the date of this Agreement, there are no pending or threatened lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or Merger Sub that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent or Merger Sub which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

Section 5.06    No Brokers. There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions.

Section 5.07    Financial Capacity. Parent and Merger Sub will have at the Closing sufficient cash immediately available funds sufficient to consummate the Transactions, including (a) the satisfaction of all payment obligations of Parent and Merger Sub contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable at the Closing pursuant to Article III in connection with or as a result of the Merger), including the payment of the aggregate Merger Consideration and the Company Equity Award Consideration to which holders of Company Common Stock and Company Equity Awards will be entitled at the Effective Time pursuant to this Agreement, (b) the payments to be paid by Parent or Merger Sub on the Closing Date pursuant to the Repayment and Release Agreement, including to repay, prepay or discharge the “Payoff Amount” specified in the Repayment and Release Agreement, and (c) the payment of all fees and expenses required to be paid by the Company, Parent or Merger Sub or any of their respective Affiliates at the Closing in connection with the Transactions (such amounts, collectively “Required Amounts”).

Section 5.08    Debt Commitment. Parent has delivered to the Company true and complete copies of the Debt Commitment Letter executed by the Debt Financing Sources party thereto on the date hereof and countersigned by Parent. The Debt Commitment Letter has not been amended or modified prior to the date of this Agreement. As of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect (and, to the Knowledge of Parent, no party thereto has indicated an intent to so withdraw or rescind). As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid, binding, and enforceable obligation of Parent and, to the Knowledge of Parent, the Debt Financing Sources (in each case subject to the Enforceability Exceptions). Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date hereof in connection with the Debt Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under the Debt Commitment Letter on the part of Parent or, to the Knowledge of Parent, any other party thereto. As of the date hereof, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any of the Debt Financing Conditions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing on the Closing Date that will be required to be satisfied on the Closing Date in order to consummate the Debt Financing other than the Debt Financing Conditions. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representations and warranties in this Section 5.08 shall not result in the failure of the conditions to the Closing set forth in Section 7.03(a) if, notwithstanding such breach and subject to the satisfaction of the other conditions to Closing set forth in Article VII, Parent and Merger Sub are willing and able to consummate the Closing on the date the Closing is required to occur hereunder. Notwithstanding anything in this Agreement to the contrary, but without expanding, limiting or amending the remedies available under Article VIII or Section 9.02(a), or limiting the conditions in Article VII (including in respect of the Lennar Investment), Parent and Merger Sub each acknowledge and agree, in no event shall the receipt, grant or availability of any funds or financing by or to Parent or any Affiliate thereof or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.09    Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Parent and Merger Sub, taken as a whole on a consolidated basis, are solvent as of the Effective Time and immediately after the Merger (including the payment of the Required Amounts), assuming (a) the truth and accuracy of the representations and warranties contained in Article IV, (b) that any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were, and continue to be, reasonable, (c) the Company and its Subsidiaries, taken as a whole, are solvent immediately prior to the Effective Time and (d) satisfaction of the conditions to Parent and Merger Sub’s obligation to consummate the Merger, each of Parent and the Surviving Corporation will, after giving effect to the Merger, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed the debts of Parent and its Subsidiaries, taken as a whole on a consolidated basis, as such debts mature and become absolute, (ii) Parent and Merger Sub, taken as a whole on a consolidated basis, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, taken as a whole on a consolidated basis, have not incurred debts beyond their ability to pay such debts as such debts mature and become absolute, and (iii) Parent and Merger Sub, taken as a whole on a consolidated basis, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, taken as a whole on a consolidated basis, have sufficient capital and liquidity with which to conduct their business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any right to (A) payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (B) an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10    Ownership of Merger Sub; No Prior Activities. All of the authorized capital stock of Merger Sub consists of 100 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions (as applicable, including the Debt Financing). Except for obligations or liabilities incurred in connection with its formation and the Transactions, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.11    Ownership of Company Capital Stock.

(a)    Parent and Merger Sub and their respective Subsidiaries and controlled or controlling Affiliates do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

(b)    Other than the Lennar Investment Agreements, the Voting Agreement and the Hudson Agreements entered into contemporaneously with this Agreement or as contemplated therein, neither Parent nor any of its controlled or controlling Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (ii) any stockholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal.

(c)    Neither Parent, Merger Sub nor any of their respective Affiliates or Associates (in each case as Affiliates and Associates are defined in Section 203 of the DGCL) is or has been during the three (3) years prior to the date of this Agreement an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.12    Exclusivity of Representations and Warranties; Investigations.

(a)    No Additional Representations and Warranties. Except for the representations and warranties contained in Article IV, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries or Representatives makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions. Except as provided in this Article V or in any certificate to be delivered by Parent or Merger Sub in connection with this Agreement, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, any of their respective Subsidiaries, or with respect to any other information provided to the Company or its Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof.

(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any closing certificate delivered pursuant to Section 7.02(d), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on: (i) any representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions; or (iii) the accuracy of completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV and in any closing certificate delivered pursuant to Section 7.02(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, management presentations, teasers, marketing materials, consulting reports or materials, confidential information memoranda, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(c)    Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property Rights, real estate, technology, liabilities, results of operations and financial condition of the Acquired Companies, and each of them acknowledges that it and its Representatives have received access to books and records, facilities, equipment, Contracts and other assets of the Acquired Companies and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Acquired Companies.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01    Conduct of the Company Pending the Merger.

(a)    The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, except as (i) set forth on Section 6.01(a) of the Company Disclosure Letter, (ii) as required by Applicable Law, (iii) expressly required or contemplated by this Agreement (including taking any action in connection with the consummation of the TechCo Reorganization or the transactions under the Hudson Agreements), (iv) in accordance with the terms of the Insurance Contracts, or (v) otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (A) conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (B) use their respective commercially reasonable efforts to preserve their goodwill and current relationships with employees, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations; provided, however, that no action by or failure to act of the Acquired Companies with respect to matters addressed by any subsection of Section 6.01(b) shall in and of itself be deemed a breach of the covenants contained in this Section 6.01(a) or any other subsection of Section 6.01(b).

(b)    Without limiting the foregoing, and as an extension thereof, except (v) as set forth on Section 6.01(b) of the Company Disclosure Letter, (w) as required by Applicable Law, (x) as expressly required or contemplated by this Agreement and the Transactions (including taking any action in connection with the consummation of the TechCo Reorganization or the transactions under the Hudson Agreements), (y) in accordance with the terms of the Insurance Contracts, or (z) as otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01:

(i)    amend the certificate of incorporation, bylaws or other Governing Documents of the Acquired Companies (whether by merger, consolidation or otherwise);

(ii)    issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Common Stock, Company Equity Awards or other Equity Securities of any Acquired Company, other than shares of Company Common Stock issuable upon exercise or vesting of a Company Equity Award outstanding as of the date hereof in accordance with their terms or issued after the date hereof in accordance with the terms of this Agreement;

(iii)    establish a record date for, authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any Company Common Stock, Company Equity Awards or other Equity Securities of the Company or any of its Subsidiaries, other than any ordinary dividend or distribution by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company used to fund the business of the Company and its Subsidiaries;

(iv)    other than in the ordinary course of business consistent with past practices, (A) let lapse, modify, materially amend (or, in the case of the Company Loan Agreement, amend in any respect), or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract, (B) enter into any Contract that would be a Company Material Contract or a Real Property Lease if in existence on the date hereof, or (C) waive, amend, release or assign any material rights, claims or benefits under any Company Material Contract or Real Property Lease;

(v)    sell, assign, transfer, convey, lease or otherwise dispose of or create any material Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ assets or properties, except in the ordinary course of business consistent with past practices;

(vi)    except as required by any Plan as in effect on the date of this Agreement or as otherwise permitted or required by this Agreement, (A) increase the compensation or benefits of any Company Service Provider or make or award any compensatory payments outside of the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any Company Service Provider, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) terminate without “cause” (as determined consistent with past practice) any Company Service Provider with an annual base salary above $150,000, (F) hire or engage any new Company Service Provider with an annual base salary above $150,000 or provide any new Company Service Provider with any severance or similar entitlements in connection with or following a termination of employment, (G) make or forgive any loan to any Company Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), (H) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization (or enter into negotiations to do any of the foregoing), (I) recognize or certify any labor union, works council, bargaining representative, or any other similar organization as the bargaining representative for any Company Service Provider, (J) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate WARN, (K) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Service Provider, or (L) commence an offering period under the Company ESPP;

(vii)    other than in connection with the Transactions contemplated hereby, merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolution providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;

(viii)    make any material loans or material advances of money to any Person (other than for transactions among the Acquired Companies in the ordinary course of business consistent with past practices), except for (A) advances to employees or officers of the Acquired Companies for business expenses or (B) extensions of credit to customers, in each case, incurred in the ordinary course of business;

(ix)    (A) make, change or rescind any entity classification or other material Tax election, file any material amended Tax Return except as required by Law, adopt or change any Tax accounting period or method of Tax accounting that has a material effect on Taxes, surrender any right to claim a material Tax refund, enter into any closing agreement or similar agreement with respect to any material Tax liability, settle or compromise any material Tax claim, assessment or other proceeding, or consent to any extension or waiver of the limitation period applicable to any material Tax or Tax Return;

(x)    split, combine, exchange, subdivide, cancel or reclassify any Equity Securities of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries, other than ordinary course repurchases in connection with the termination of any Company Service Provider consistent with past practice;

(xi)    make or commit to any capital expenditures in excess of $250,000 individually, other than in accordance with the Company’s annual capital expenditures budget made available to Parent;

(xii)    make any acquisition (whether by merger, consolidation or acquisition of stock, equity or assets) of any interest in any Person or any division or material assets or properties thereof or any divestiture of any of the Company’s Subsidiaries or any material assets or properties thereof;

(xiii)    incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for or grant any Lien on any assets of the Acquired Companies with respect to, the obligations of any Person for indebtedness (in each case, for the avoidance of doubt, excluding trade payables or obligations issued or assumed as consideration for services or property, including inventory), other than in connection with the Hudson Agreements;

(xiv)    sell, assign, transfer, abandon, cancel, permit to lapse or enter the public domain or license any material Company IP, except for (A) granting non‑exclusive licenses in the ordinary course of business consistent with past practice and (B) expiration of Company Registered IP (other than material domain names) in accordance with applicable statutory term;

(xv)    compromise, settle or agree to settle any claims (A) involving amounts in excess of $250,000 individually to the extent such amounts are not covered by any of the Acquired Companies’ insurance policies or (B) (1) with respect to any obligations of criminal wrongdoing, (2) that would impose any material non‑monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time, or (3) involving an admission of guilt or liability by the Company or any of its Subsidiaries;

(xvi)    enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xvii)    redomesticate the Insurance Company;

(xviii)    fail to maintain sufficient capital such that would have a material and adverse effect on the Insurance Company’s Demotech Rating as of the date of this Agreement, or take any action that would reasonably be expected to result in a reduction of the financial rating of the Insurance Company;

(xix)    except in the ordinary course of business consistent with past practice, make any material changes to the terms or policies of the Insurance Company with respect to the payment of commissions or other compensation to any Producers;

(xx)    abandon, modify, waive, terminate or otherwise adversely change any insurance licenses of the Insurance Company or any Permit of any Acquired Company, except (i) as may be required by Applicable Law, or (ii) such modifications or waivers of insurance licenses as would not individually or in the aggregate restrict the business or operations of the Company or the Insurance Company in any material respect;

(xxi)    enter into any Contract that restrains, restricts, limits or impedes the ability of a Company to compete with or conduct any business or line of business in any geographic area;

(xxii)    make any material change in the Insurance Company’s underwriting, claims management, pricing, reserving or reinsurance practices;

(xxiii)    (A) cancel, reduce, terminate or fail to maintain insurance coverage under material insurance policies (other than (1) replacements thereof providing similar coverage on substantially similar terms and (2) any insurance policy that the Company does not have the ability to unilaterally renew or cannot renew without the consent or action of a third party) or (B) fail to file claims in a timely manner as required under the Insurance Policies with respect to all material matters and material occurrences for which it has coverage; provided, that nothing in this Section 6.01(b)(xxiii) shall restrict or prevent the Company from (and the Company shall not be required to obtain the prior written consent of Parent with respect to) renewing any insurance policy of the Company or its Subsidiaries or agreeing to any increases to insurance premium amounts or other customary costs in connection with such renewals, in each case, in the ordinary course of business consistent with past practice or as required in connection with the Transactions or in connection with any contractual obligations;

(xxiv)    commit, enter into any agreement or otherwise become obligated to take any action prohibited under this Section 6.01(b).

(c)    Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02    Non‑Solicitation.

(a)    Notwithstanding anything to the contrary in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on the day that is 50 calendar days following the date of this Agreement (the “Go‑Shop End Date”), the Company, its Subsidiaries, and their respective directors, officers, employees, and other Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, propose, induce, encourage or facilitate any Acquisition Proposals or the making, submission or announcement thereof, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal, including by way of furnishing non‑public information and other access to any Person pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that, subject to Applicable Law and in accordance with customary “clean room” or other similar procedures, the Company shall promptly provide Parent, or provide Parent access to, any such material non‑public information with respect to the Company or its Subsidiaries furnished to such other Person and/or its respective Representatives which was not previously furnished to Parent or its Representatives and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal) or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal). In no event may the Company or any of its Subsidiaries or any of their Representatives, directly or indirectly, reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group (or any of its or their Representatives or potential financing sources), whether prior to or after the Go‑Shop End Date, that makes an Acquisition Proposal or any other proposal, inquiry or offer.

(b)    Except as otherwise expressly permitted by this Section 6.02 (including with respect to any Exempted Person), the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and shall instruct and direct, and use its reasonable best efforts to cause, its other Representatives to:

(i)    from and after the Go‑Shop End Date, (A) immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Person or Group (other than Parent or its Affiliates) with respect to an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (B) take necessary steps to promptly inform any Third Parties with whom discussions and negotiations are then occurring or who make an Acquisition Proposal after the execution of this Agreement of the obligations set forth in this Section 6.02(b) and (C) promptly (and in any event within two (2) Business Days after the Go‑Shop End Date) request in writing that each Third Party that has executed a confidentiality or similar agreement with respect to an Acquisition Proposal or potential Company financing transaction within the eight (8) month period immediately preceding the Go‑Shop End Date promptly return or destroy all confidential information concerning the Company and its Subsidiaries provided by the Company and its Subsidiaries or Representatives to such Third Party or any of its Representatives with respect thereto and ensure that no such Third Party has any continued access to any physical or electronic data room; and

(ii)    from and after the Go‑Shop End Date until the earlier of the date on which the Required Company Stockholder Approval has been obtained or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, not to, directly or indirectly (A) solicit, initiate, seek, propose or knowingly facilitate or encourage any inquiry, discussion, offer, announcement or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue, initiate or otherwise participate in any discussions or negotiations with, or furnish any non‑public information or data relating to the Acquired Companies to, or afford access to the properties, books, records, officers or personnel of the Acquired Companies to, any Person or its Representatives (other than the parties hereto and their respective Representatives) with respect to an Acquisition Proposal or any inquiry, discussion, offer, announcement or request that would reasonably be expected to lead to an Acquisition Proposal (provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar bona fide agreement or obligation of any Person with respect to the Acquired Companies to allow such Person to submit an Acquisition Proposal if the Company Special Committee has determined that failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law), (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement or Contract with respect to or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, breach or fail to consummate the Transactions (an “Alternative Acquisition Agreement”), or (D) resolve, commit or agree to do any of the foregoing.

No later than twenty four (24) hours following the Go‑Shop End Date, the Company shall provide Parent in writing a copy of the Acquisition Proposal submitted by each Exempted Person (which may, if and only if required by a non-disclosure or confidentiality agreement entered into with such Exempted Person, redact the identity of such Exempted Person, including any information that would make the identity reasonably discernable) and the material terms and conditions of any proposal or offer regarding an Acquisition Proposal (including any amendments or modifications thereof) received from each Exempted Person on or prior to the Go‑Shop End Date. Notwithstanding the commencement of the obligations of the Company under this Section 6.02(b) or Section 6.02(c), from and after the Go‑Shop End Date, the Company may continue to engage in the activities described in this Section 6.02(b) and Section 6.02(c) with respect to any Acquisition Proposal submitted by an Exempted Person on or before the Go‑Shop End Date until 11:59 p.m. Eastern time on the date on which such Acquisition Proposal expires by its terms, or the Exempted Person has otherwise terminated or withdrawn such Acquisition Proposal (provided that, for the avoidance of doubt, any amended or revised Acquisition Proposal submitted by such Exempted Person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted Acquisition Proposal) or ceased to be an Exempted Person.

(c)    Notwithstanding anything to the contrary contained in Section 6.02(b) (subject to the Company’s rights with respect to Exempted Persons), but subject to compliance with the other provisions of this Section 6.02, if, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(b) and that is not withdrawn and (ii) the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee determines in good faith, after consultation with its financial and outside legal advisors (including the Special Committee Financial Advisor), that (A) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) the Company Special Committee determines in good faith, after consultation with outside counsel, that failure to take the actions contemplated by clauses (1) and (2) below would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may, subject to the execution of a customary confidentiality agreement with such Third Party that contains provisions that in the aggregate are not materially less favorable to the Company than those contained in the Confidentiality Agreement, provided that, such agreement need not contain any “standstill” or similar bona fide agreement or obligation of such Third Party with respect to the Acquired Companies to allow such Third Party to submit an Acquisition Proposal, and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 6.02 (each, an “Acceptable Confidentiality Agreement”), (1) furnish non‑public information, and afford access to the books or records or officers of the Acquired Companies, to such Third Party and/or its Representatives, and (2) engage in discussions and negotiations with such Third Party and/or its Representatives with respect to the Acquisition Proposal; provided that any non‑public information concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent as promptly as reasonably practicable (and in any event within forty-eight (48) hours) after it is made available to such Third Party. Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to (x) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such Person to the extent necessary to determine whether such inquiry or proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (y) inform such Third Party that has made or, to the Knowledge of the Company, is expected to make an Acquisition Proposal of the provisions of this Section 6.02.

(d)    Except as expressly permitted by this Section 6.02(d) or Section 6.02(e), neither the Company Board nor the Company Special Committee, as applicable, shall: (i) withhold, withdraw, modify, amend, qualify or propose publicly to withhold, withdraw, modify, amend or qualify, in a manner adverse to Parent in any material respect, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement or fail to publicly recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D‑9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal; (iii) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve or recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal; (iv) from and after the Go‑Shop End Date, fail to reaffirm publicly the Company Board Recommendation within five (5) Business Days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly, provided that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions unless in connection with any public statement or communication; (v) make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board (or the Company Special Committee, if applicable) pursuant to Rule 14d-9(f) of the Exchange Act  (any of the actions described in clauses (i) through (v) of this Section 6.02(d), an “Adverse Recommendation Change”); or (vi) authorize, cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Required Company Stockholder Approval, but not after, the Company Board (upon the recommendation of the Company Special Committee) shall be permitted, so long as the Company is not in material violation of this Section 6.02 and, in each case, subject to compliance with Section 6.02(e), (A) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 8.01(h) (in which case the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee prior to or concurrently with such termination) or (B) to effect an Adverse Recommendation Change or Notice of Adverse Recommendation Change in connection with such Superior Proposal.

(e)    The Company Board or the Company Special Committee, as applicable, shall only be entitled to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) if, prior to the time the Required Company Stockholder Approval is obtained, but not after:

(i)    (A) the Company has provided at least three (3) Business Days’ advance written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action in response to a Superior Proposal pursuant to Section 6.02(d) (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice shall (1) state that the Company has received a bona fide written Acquisition Proposal that has not been withdrawn and that the Company Board or the Company Special Committee, as applicable, has concluded in good faith (after consultation with its financial and outside legal advisors) constitutes a Superior Proposal, (2) include written notice of all material terms of such Superior Proposal which enabled the Company Board or the Company Special Committee, as applicable, to make the determination that the Acquisition Proposal is a Superior Proposal and, unless prohibited by any non-disclosure or confidentiality agreement entered into with such Person, the identity of the Person who made such Superior Proposal, (3) attach all documents with respect to such Superior Proposal, including the most current version of the relevant transaction agreement and, if applicable, copies of all relevant documents relating thereto, including any related financing commitments, if available, and (4) state that the Company Board intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.02(e); (B) during the three (3) Business Day period following the time of Parent’s receipt of the Notice of Adverse Recommendation Change, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and other agreements related to the Transactions in such a manner that would obviate the need to effect an Adverse Recommendation Change or the termination of this Agreement; and (C) following the end of the three (3) Business Day period described in the preceding clause (B), the Company Board (upon the recommendation of the Company Special Committee) shall have determined in good faith, after consultation with its financial and outside legal advisors (including the Special Committee Financial Advisor), taking into account any changes to this Agreement and other agreements related to the Transactions irrevocably offered in writing by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal; provided, however, that in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any material respect by the party making such Acquisition Proposal, the Company shall promptly provide written notice of and the material terms with respect to such modified Acquisition Proposal to Parent and shall again comply with this Section 6.02(e) prior to effecting any Adverse Recommendation Change or effecting a termination pursuant to Section 8.01(h) (and shall do so for each such subsequent amendment or modification); or

(ii)    (A) an Intervening Event has occurred; (B) the Company Board (upon the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s financial and outside legal counsel (including the Special Committee Financial Advisor), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; (C) prior to effecting an Adverse Recommendation Change, the Company Board (or the Company Special Committee, if applicable) has provided, at least four (4) Business Days’ advance written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and the reasons for the Company taking such action; (D) during such four (4) Business Day period following the time of Parent’s receipt of the Notice of Intervening Event, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, and shall have used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and other agreements related to the Transactions in such a manner that would obviate the need to effect an Adverse Recommendation Change; and (E) following the end of such four (4) Business Day period described in the preceding clause (D), the Company Board (upon the recommendation of the Company Special Committee) shall have determined in good faith, after consultation with its financial and outside legal advisors (including the Special Committee Financial Advisor), taking into account any changes to this Agreement and other agreements related to the Transactions irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided that if the Intervening Event to which this provision applies thereafter changes in any non‑de minimis respect or another Intervening Event occurs, the Company shall provide written notice of such modified or other Intervening Event to Parent and shall again comply with this Section 6.02(e)(ii) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change (and shall do so for each such subsequent change or occurrence).

(f)    From and after the Go‑Shop End Date until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after receipt of any Acquisition Proposal or any bona fide offers or proposals that could reasonably be expected to lead to an Acquisition Proposal by or on behalf of the Company or any of its Subsidiaries or Representatives, the Company shall provide Parent with written notice, which notice shall include a copy of such proposal (which may, if and only if required by a non-disclosure or confidentiality agreement entered into prior to the Go-Shop End Date, redact the identity of such Person, including any information that would make the identity reasonably discernable), and the status of any related discussions or negotiations, and (ii) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall provide Parent with written notice within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the material terms of such modification or proposed modification (including, if applicable, redacted copies of any written documentation reflecting such modification or proposed modification). The Company shall keep Parent reasonably informed of the status of the discussions or negotiations referenced in clauses (i) and (ii) above.

(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board (upon the recommendation of the Company Special Committee), directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d‑9 or Rule 14e‑2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d‑9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act in respect of any solicitation or recommendation not otherwise in breach of this Section 6.02, (iv) informing any Person of the existence of the provisions contained in this Section 6.02, or (iv) making any disclosure to the Company’s stockholders as required by Applicable Law, regulation or stock exchange rule or listing agreement; provided that the foregoing shall in no way eliminate or modify the effect that any such statement or disclosure would otherwise have under this Agreement and it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 6.02(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 6.02, and it being further understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect an Adverse Recommendation Change other than in accordance with Sections 6.02(d) and 6.02(e).

(h)    Any breach of this Section 6.02 by any director, officer or Subsidiary of any Acquired Company or by any Acquired Company itself, or any breach of this Section 6.02 by any of their Representatives acting at the direction of the Acquired Companies will be deemed to be a breach of this Agreement by the Company.

Section 6.03    Appropriate Action; Consents; Filings.

(a)    The Company, Parent and Merger Sub shall use their reasonable best efforts to (i) as soon as reasonably practicable, and in any event within twenty (20) Business Days after the date hereof (or such different time frame as set forth on Section 6.03(a) of the Company Disclosure Letter), make or cause to be made all filings and submissions required to be filed by such party or its Affiliates with any Governmental Authority to consummate the transactions contemplated herein as set forth on Section 6.03(a) of the Company Disclosure Letter and any Form D or similar filing to the extent reasonably requested by Parent (provided that no such Form D or similar filing shall be a condition to closing under Section 7.01(b) of this Agreement), (ii) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Transactions as promptly as reasonably practicable, (iii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any action or Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iv) as promptly as reasonably practicable after the date hereof, make, and use commercially reasonable efforts to cause its direct equityholders to make (to the extent required by Applicable Law), all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions. The Company and Parent will coordinate with the other party in providing such information and providing such assistance as the other party may reasonably request in connection with any filings and submissions required to be filed by it.

(b)    Without limiting the generality of anything contained in this Section 6.03, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Proceeding; (iii) notify one another of the receipt by it or any of its Affiliates of comments from the applicable Governmental Authorities with respect to the filings and submissions referred to in Section 6.03(a); (iv) promptly inform the other parties of any communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions; (v) use its reasonable best efforts promptly to provide responses to Governmental Authorities and resolve any objections that may be asserted by any Governmental Authority; and (vi) use reasonable best efforts to obtain such approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws. Each party hereto will consult with the other in connection with any filing made with, or written materials submitted to any Governmental Authority in connection with the transactions contemplated hereby, provided, however, that notwithstanding anything herein to the contrary, neither party nor any of their respective Affiliates nor any TRG Person shall be required to disclose any privileged information, personally identifiable information or confidential competitive information, unless and solely to the extent required by the Governmental Authority in connection with any Insurance Regulatory Approval filings or submissions. None of the parties hereto shall, or will permit their respective Affiliates or any of their or their Affiliates’ respective officers, employees or other representatives or agents to, participate in any hearing or substantive in‑person or telephonic meeting with any Governmental Authority in respect of such filings and submissions unless such party consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend and participate thereat (other than, with respect to Parent, any TRG Person and their respective Affiliates, any hearing or meeting with any Governmental Authority that relates solely to (w) the identity and organizational structure of Parent and its Affiliates (including any TRG Person), (x) any personally identifiable information of any TRG Person or (y) competitively sensitive information of Parent and its Affiliates (including any TRG Person)). Each of Parent, Merger Sub and the Company will not enter into any agreement with any Governmental Authority to delay or not consummate the Transactions, except with the prior written consent of the other parties. Each of Parent, Merger Sub and the Company agrees to use reasonable best efforts so as to enable the parties to expeditiously consummate the Closing and the transactions contemplated hereby.

(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent shall cooperate in good faith with the Governmental Authorities and shall use reasonable best efforts to complete lawfully the Transactions as soon as practicable (but in any event prior to the End Date, First Extension Date or Second Extension Date, as applicable), which reasonable best efforts shall include taking any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions, the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, notwithstanding the foregoing, nothing in this Section 6.03 or elsewhere in this Agreement shall require, or be construed to require, Parent or any of its Affiliates or any TRG Person or the Company or any of its Affiliates to take or refrain from taking, or agree to take or refrain from taking or agree to cause its Affiliates to take or refrain from taking, any action or suffer to exist any obligation, condition, qualification, limitation, restriction or requirement that, individually or in the aggregate with any other actions, qualifications, obligations, conditions, limitations, restrictions or requirements, would or would reasonably be expected to result in a Burdensome Condition; provided, further, that none of Parent, Merger Sub or the Company shall take (and in the case of the Company, it shall not permit any of its Affiliates to take) any action or suffer to exist any obligation, condition, qualification, limitation, restriction or requirement that would reasonably be expected to result in a Burdensome Condition without the prior written consent of Parent or the Company, as applicable. In the event that Parent or the Company, as applicable, acting reasonably and in good faith, determines that any Burdensome Condition is likely to be imposed on such party, the applicable party shall notify the other and the parties shall each use reasonable best efforts to avoid the imposition of any such Burdensome Condition. Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to make additional commitments to, or agreements with, Governmental Authorities to delay the Closing following any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date (but in no event to delay the Closing beyond the End Date, First Extension Date or Second Extension Date, as applicable), to the extent that such delay is reasonably necessary in order to prevent a Governmental Authority from continuing to investigate the Transactions, imposing conditions or remedies with respect to the Transactions or commencing a Proceeding.

(d)    Parent shall be solely responsible for and pay all costs incurred in connection with obtaining any consents or approvals of the type described in this Section 6.03.

Section 6.04    Proxy Statement; Company Stockholder Meeting.

(a)    As promptly as reasonably practicable (and in any event within two (2) Business Days) following the Go-Shop End Date, the Company shall use reasonable best efforts to prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and the Company and Parent shall jointly prepare and file the Schedule 13E‑3 with the SEC. Except as contemplated by Section 6.02, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Proxy Statement shall include all material disclosure relating to the Special Committee Financial Advisor as required by Applicable Law. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E‑3 or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement or Schedule 13E‑3, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E‑3. The Company shall use its commercially reasonable efforts so that the Proxy Statement and Schedule 13E‑3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than ten (10) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement; provided that the Company shall not be obligated to mail the definitive Proxy Statement or Schedule 13E‑3 to the Company’s stockholders prior to the date that is two (2) calendar days after the Go‑Shop End Date. Prior to filing or mailing the Proxy Statement or Schedule 13E‑3 (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by Applicable Law and shall include any such comments reasonably proposed by Parent.

(b)    Parent shall, as promptly as practicable, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested in writing by the Company in connection with the preparation of the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and reasonably cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon request of the Company, use reasonable best efforts to confirm or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    In accordance with the Company’s Governing Documents and the requirements of NYSE, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 6.04(c) and the timing contemplated in Section 6.04(a)), (x) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting a Proxy Statement and all other proxy material (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection there with, re‑solicit proxies. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date (and in no event later than the thirtieth (30th) day following the first mailing of the Proxy Statement to the stockholders of the Company). Notwithstanding anything to the contrary in this Agreement, the Company may postpone, recess or adjourn the Company Stockholder Meeting for up to twenty (20) days (and shall postpone, recess or adjourn the Company Stockholder Meeting at the request of Parent on no more than two (2) occasions in the event of the following clauses (ii) or (iii) of this Section 6.04(c)): (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval; (iv) after consultation with Parent, if the Company Board (or a committee thereof, including the Company Special Committee) has determined in good faith (after consultation with its outside legal counsel) that it is required by Applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to the stockholders of the Company in accordance with the terms of this Agreement; or (v) if the Company has provided a Notice of Adverse Recommendation Change or Notice of Intervening Event to Parent pursuant to Section 6.02(e) and the latest deadline contemplated by Section 6.02(e) in respect of such Notice of Adverse Recommendation Change or Notice of Intervening Event has not been reached. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent, unless (x) required to do so by Applicable Law or (y) in the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed and the Company is required to establish a new record date for the Company Stockholders Meeting, by virtue of such adjournment, postponement or delay. Unless the Company Board (acting on the recommendation of the Company Special Committee) shall have effected an Adverse Recommendation Change, the Company shall use its commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and to solicit the Required Company Stockholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent on each of the last ten (10) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the holders of Company Common Stock for the purpose of obtaining the Required Company Stockholder Approval.

(d)    If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement or Schedule 13E‑3, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement or Schedule 13E‑3 which shall have become false or misleading.

(e)    The Company covenants and agrees that the Proxy Statement (including any attachments thereto or referenced therein and any amendments or supplements thereto) at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger or Schedule 13E‑3, when it is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation, warranty, covenant or agreement is made by the Company with respect to (i) statements therein relating to Parent and its Affiliates, including Merger Sub, the Lennar Investment or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or (ii) any financial projections or forward‑looking statements. The Proxy Statement and Schedule 13E‑3 (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

(f)    Parent covenants and agrees that the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty, covenant or agreement is made by Parent with respect to (i) statements therein relating to the Company and its Affiliates or based on information supplied by the Company or its Subsidiaries for inclusion in the Proxy Statement or (ii) any financial projections or forward‑looking statements.

Section 6.05    Access to Information. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Acquired Companies by Third Parties that may be in the Acquired Companies’ possession from time to time, from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access for purposes of consummating the Transactions during normal business hours in such manner as not to interfere in any material respect with the normal operation of the Acquired Companies, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Persons with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Persons may reasonably request; provided that such investigation shall only be upon reasonable notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Acquired Companies to disclose any information to Parent or any such Person if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to any Acquired Company if the Transactions are not consummated, (ii) violate Applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party, (iii) cause a material default pursuant to any Contract to which any Acquired Company is a party resulting in a breach by an Acquired Company of any representations and warranties in Article IV, (iv) jeopardize any attorney‑client or other legal privilege, or (v) result in the disclosure of any trade secrets of any Third Party, in each case, so long as the Company provides Parent written notice of the fact that it is withholding such information or documents and reasonably cooperates with Parent to allow disclosure of such information in a manner that is not reasonably likely to violate clauses (i) through (v); provided, further, that any access to the Acquired Companies’ properties will be subject to the Company’s security measures and insurance requirements and will not include the right to perform invasive testing or techniques. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.06    Confidentiality; Public Announcements. Except as otherwise expressly contemplated by Section 6.02 (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company, the Company Special Committee or the Company Board under Section 6.02), the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent the disclosure (i) solely relates to a Superior Proposal or Adverse Recommendation Change, (ii) is principally directed to employees, suppliers, customers, partners or vendors, so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the parties (or individually if approved by the other party) or (iii) would likely (in the opinion of outside counsel) be required by Applicable Law, Governmental Order or applicable stock exchange rule or any listing agreement of any party hereto. Notwithstanding anything to the contrary set forth therein or herein, the parties agree that the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate effective as of the Closing and will be of no further force or effect. Notwithstanding anything to the contrary in this Agreement, Parent may disclose the terms of the Transactions to its direct and indirect equityholders and their respective equityholders and limited partners consistent with customary practice in the private equity industry, so long as the Person to which Parent is disclosing such terms is bound by a customary confidentiality agreement or other similar obligation that would require such Person to keep confidential such terms. To the extent reasonably practicable and not prohibited by applicable Law, before any document or other written communication prepared by or on behalf of the Company or any of its Subsidiaries to be publicly disclosed, posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of the Company, could reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a 1 of the Exchange Act) with respect to the Merger (a “Merger Communication”) is (a) disseminated to any investor, analyst, member of the media, employee, client, customer or other Third Party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (b) utilized by any executive officer, key employee or advisor of the Company or any such participant, as a script in discussions or meetings with any such Third Parties, the Company shall (or shall cause any such participant to) reasonably determine in good faith whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a 6(b) or Rule 14a 12(b) of the Exchange Act and shall promptly inform Parent of such determination in the event the Company determines to file such Merger Communication. Prior to any such dissemination or utilization of such Merger Communication, the Company shall to the extent practicable (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by Parent and its counsel on any such Merger Communication; provided that such comments are made within one (1) Business Day of the date on which the Company informs Parent of such determination.

Section 6.07    Indemnification of Officers and Directors.

(a)    From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director or officer of the Acquired Companies (collectively, the “Covered Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws and indemnification agreements as in effect on the date of this Agreement and that have been made available to Parent (the “Indemnification Agreements”). Parent also agrees that it shall cause the Surviving Corporation to promptly advance costs and expenses (including attorneys’ fees) as incurred by each Covered Person to the fullest extent permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws or equivalent or other organizational and governing documents (collectively, “Governing Documents”) and the Indemnification Agreements of the Company and its Subsidiaries in effect on the date of this Agreement upon receipt of a written undertaking by such Person or on such Person’s behalf to repay the amount paid or reimbursed only if it is ultimately determined (after exhausting all available appeals) that such Person is not permitted to be indemnified under Applicable Law or any such applicable Governing Document. Without limiting the foregoing, Parent shall cause the Surviving Corporation (i) to maintain, for a period of not less than six (6) years from the Effective Time, provisions in the Acquired Companies’ respective Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Covered Persons that are no less favorable to those Covered Persons than the provisions of Applicable Law and the Governing Documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b)    For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) the Company may and, if the Company does not, Parent and the Surviving Corporation shall, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non‑cancelable six (6)‑year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time and (ii) if any Proceeding is asserted or made against those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on or prior to the sixth (6th) year anniversary of the Effective Time, any insurance required to be maintained under this Section 6.07 shall be continued in respect of such claim until the final disposition thereof; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate or total premium amount in excess of three hundred fifty percent (350%) of the amount per annum the Company paid for such coverage in its last full fiscal year (in which case the maximum amount of coverage with a premium under such threshold shall be obtained).

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 6.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.07. In addition, Parent and the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.07.

Section 6.08    Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are reasonably necessary to cause the disposition of Company Common Stock, Company Equity Awards or other securities in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b‑3 under the Exchange Act.

Section 6.09    Stockholder Litigation. Without limiting the provisions of Section 6.01, the Company shall keep Parent reasonably informed on a current basis regarding any stockholder litigation or similar Proceeding against the Company or its directors or officers relating to the Transactions (the “Merger Litigation”), whether commenced prior to or after the execution and delivery of this Agreement. The Company shall give Parent (a) the right to review and comment on all filings or responses to be made before such filings or responses are made by the Company in connection with the Merger Litigation (and the Company shall in good faith take such comments into account) and (b) the opportunity to participate, at its expense, in the defense or settlement of any such Merger Litigation, and the Company shall not settle, or offer to settle, any such Merger Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.09, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Merger Litigation by the Company or its directors or officers (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Merger Litigation but will not be afforded any decision-making power or other authority over such Merger Litigation except for the settlement or compromise consent set forth above.

Section 6.10    Third‑Party Consents. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract or any Permit to which the Company or any of its Subsidiaries is a party. Subject to the preceding sentence, prior to the Closing, at the written request of Parent, the Company will use its commercially reasonable efforts to obtain consent under any Contract set forth in such written request of Parent to which the Company or its Subsidiaries is a party in order to mitigate or avoid any default (or right of termination) that may exist or arise thereunder in connection with or as a result of the Merger.

Section 6.11    Notices of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with this Agreement or the Transactions, and (c) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions.

Section 6.12    Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de‑listed from NYSE and de‑registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

Section 6.13    Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. As promptly as practicable following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 6.14    Financing Cooperation.

(a)    Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, to the extent reasonably requested by Parent in writing (which written request may be delivered over email) with reasonable prior notice and at Parent’s sole cost and expense, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of its Subsidiaries, its and their respective members of senior management and its and their respective Representatives to use reasonable best efforts to:

(i)    participate (and cause senior management to participate) in a reasonable number of meetings and due diligence sessions in respect of the Debt Financing (to the extent required by the Debt Financing Sources);

(ii)  assist Parent with providing information reasonably requested in connection with the preparation by Parent of pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iii)  assist Parent in connection with (A) the preparation of any disclosure schedules to the Debt Financing Documents and providing information reasonably necessary to complete customary perfection certificates and other customary loan documents required in connection with the Debt Financing, (B) the preparation, execution and delivery of any Debt Financing Documents and any other certificates or documents with respect to the Debt Financing, in each case, as may be reasonably requested by Parent or the Debt Financing Sources, and (C) to the extent required by the terms of the Debt Commitment Letter, otherwise facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing on the Closing Date, it being understood that any such documents will not be recorded or take effect until the Effective Time;

(iv)    furnish Parent upon reasonable written request with such financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business and operations thereof), to the extent prepared by the Company in the ordinary course of business, as may be reasonably requested by Parent to assist in the preparation of customary information documents used in financings associated with leveraged buyouts of comparable sized companies (which, for the avoidance of doubt, will not include any Excluded Information);

(v)    assist in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date (including using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Closing to execute resolutions or consents of the Company with respect to entering into the definitive documentation for the Debt Financing and otherwise as necessary to authorize consummation of the Debt Financing), it being understood that no such corporate or other action will take effect prior to the Closing; and

(vi)    at least three (3) Business Days prior to Closing, furnish Parent with all documentation, certifications and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least nine (9) Business Days prior to Closing, in accordance with the requirements of the Debt Financing Sources, required under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations (including the PATRIOT Act).

(b)    Nothing in this Section 6.14 or any other provision of this Agreement will require the Company or any of its Subsidiaries to, in connection with the Debt Financing, (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guarantees prior to the Effective Time or pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent, (ii) enter into any definitive agreement prior to the Effective Time, (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time for which it is not simultaneously indemnified by Parent or its Affiliates in a manner reasonably satisfactory to the Company, (iv) prepare or provide any Excluded Information, or (v) take any action (or cause its Subsidiaries or its and their respective members of senior management to take any action) that in the good faith judgment of the Company would (A) unreasonably interfere with its or its Subsidiaries’ business operations; (B) create a material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (C) cause any representation or warranty or covenant contained in this Agreement to be breached or cause any closing condition set forth in Article VII to fail to be satisfied; (D) give rise to a material risk of waiving any attorney-client, work product, or similar privilege of the Company and its Subsidiaries; provided, that the Company will inform Parent and Merger Sub of the general nature of the document or information being withheld (to the extent doing so would not give rise to a material risk of waiving any such privilege) and reasonably cooperate with Parent and Merger Sub in seeking to provide such document or information in a manner that would not give rise to a material risk of waiving any such privilege, (E) result in a material violation or material breach of, or material default under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound or (F) result in a violation of applicable Law or breach of the Governing Documents of the Company and its Subsidiaries. In addition, (A) no action, liability, or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time (in each case other than customary authorization or representation letters and “know-your-customer”, beneficial ownership and anti-money laundering rule and regulation (including the PATRIOT Act) information required to be provided in connection with the Debt Financing), and (B) neither the Company nor any of its Subsidiaries (nor any officer or director thereof) will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing that is not contingent on the occurrence of the Closing or must be effective prior to the Effective Time. Nothing in this Section 6.14 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.14 that could reasonably be expected to result in personal liability to such Representative or (2) the Company Board, the Company Special Committee or the board of directors, managers, managing member or any similar controlling body of any Subsidiary of the Company to pass resolutions or consents to approve or authorize the Debt Financing, in each case, prior to the Effective Time (and shall only be executed by officers and directors which will continue to be authorized after the Effective Time). All non-public or other confidential information provided by the Company pursuant to this Section 6.14 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are otherwise subject to other customary confidentiality undertakings.

(c)    Parent shall indemnify and hold harmless the Acquired Companies, and each of their respective directors, officers and employees, from and against any and all losses incurred in connection with the Debt Financing or any information, assistance or activities provided in connection therewith, except to the extent arising from (i) any material inaccuracy of any historical written information furnished in writing by or on behalf of the Acquired Companies, taken as a whole, including financial statements or (ii) the gross negligence, bad faith or willful misconduct of the Acquired Companies or any of their respective directors, officers, employees or Representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction. Parent shall reimburse the Acquired Companies for any reasonable, documented in reasonable detail, out-of-pocket costs and expenses incurred by the Acquired Companies and each of their respective directors, officers and employees in connection with the Debt Financing or such assistance requested by Parent or its Representatives.

(d)    Obtaining Debt Financing is not a condition to the Closing, and in event that Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII and Section 9.02(b), to consummate the Merger.

(e)    In no event will Parent or Merger Sub enter into any Contract expressly prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger, and Parent and Merger Sub will not consent to the entry into any such Contract by any of their respective Representatives (which will be deemed to include each direct investor in Parent or Merger Sub or any other potential financing sources of Parent, Merger Sub and such investors).

(f)    Notwithstanding anything to the contrary contained in this Agreement, a breach of this Section 6.14 will only constitute a material breach of the Company for purposes of Section 7.02(b) if (x) the Company shall have breached any of its obligations under this Section 6.14, (y) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach within three (3) Business Days thereof, and (z) such breach shall have been the proximate cause of the Debt Financing not being consummated.

Section 6.15    Parent and Merger Sub’s Obligations in Respect of Financing.

(a)    Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain and consummate the Debt Financing on the Closing Date, including using reasonable best efforts with respect to the following items: (i) maintaining in effect the Debt Commitment Letter; (ii) satisfying on a timely basis (or, if available, obtaining waivers of) all Debt Financing Conditions applicable to Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (iii) negotiating, executing, and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter or on such other terms not materially less favorable (taken as a whole) to Parent; and (iv) in the event that the conditions set forth in Section 7.01 and Section 7.02 and the Debt Financing Conditions have been, or upon funding would be, satisfied, using reasonable best efforts to cause the Debt Financing Sources to fund the full amount of the Debt Financing; provided that, nothing in this Section 6.15 shall be deemed to require Parent or any of its Affiliates to bring any legal action, suit, arbitration or proceeding (whether federal, state, local or foreign) against any Debt Financing Source or any other Person in connection with the Debt Financing or any Alternative Debt Financing.

(b)    Parent shall give the Company prompt written notice of (i) the receipt of any written communication from any Debt Financing Source with respect to any (1) actual material breach, material default, material violation, termination or repudiation by any party to the Debt Commitment Letter or Debt Financing Documents of any material provision of the Debt Commitment Letter or the Debt Financing Documents, (2) material dispute or disagreement between or among any parties to the Debt Commitment Letter or Debt Financing Documents with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Effective Time (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the Debt Financing Documents), or (3) any failure to comply with the material terms and conditions of the Debt Commitment Letter by any party thereto that would reasonably be expected to result in Parent not being able to timely obtain all or any portion of the Debt Financing in the amount required to consummate the transactions contemplated by this Agreement, (ii) any material breach or repudiation by any party to the Debt Commitment Letter or (iii) the occurrence of any other Debt Financing Failure Event. Without limiting Parent’s other obligations under this Section 6.15, if any breach, repudiation or Debt Financing Failure Event occurs, Parent shall use its reasonable best efforts to obtain, as promptly as practicable: (i) alternative financing from the original Debt Financing Sources or alternative Debt Financing Sources reasonably acceptable to Parent and Merger Sub in an amount sufficient, when taken with the available portion of the Debt Financing, to (A) consummate the Closing upon the terms contemplated by this Agreement and (B) pay all other amounts payable by Parent in connection with the consummation of the transactions contemplated by this Agreement (the “Alternative Debt Financing”); provided, that in no event shall Parent be required to, and in no event shall its reasonable best efforts be deemed or construed to require it to, obtain Alternative Debt Financing on terms and conditions, taken as a whole, that are less favorable to Parent than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter as of the date hereof (taking into account any “market flex” provisions applicable thereto contained in any related fee letters) or would require it to pay any fees or agree to pay any interest rate amounts or original issue discount, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any “market flex” provisions applicable thereto contained in any related fee letters) or which include any conditions to the consummation of such Alternative Debt Financing that would reasonably be expected to make the funding of such Alternative Debt Financing less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof; provided, further, that such Alternative Debt Financing shall not, without the prior written consent of the Company, contain conditions to funding that (1) are more onerous (in a manner adverse to the interests of the Company) than the Debt Financing Conditions or (2) would reasonably be expected to materially delay the Closing or make the Closing materially less likely to occur; and (ii) one or more new executed commitment letters with respect to such Alternative Debt Financing, which new commitment letter(s) will replace the existing Debt Commitment Letter in whole or in part (as applicable). Neither Parent nor any of its Affiliates shall, without the prior written consent of the Company, agree to, or permit, any amendment, modification, supplementation, restatement, assignment, termination, substitution, or replacement of the Debt Commitment Letter, in each case, that would: (i) reduce the aggregate amount of the Debt Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions precedent to the Debt Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Debt Financing; or (iii) expand, amend, or modify any other terms to the Debt Financing in a manner that would reasonably be expected to prevent, impair or materially delay the Closing and the funding of the amount of the Debt Financing required to consummate the transactions contemplated by this Agreement; provided that the foregoing shall not prohibit any amendment, modification, supplement, restatement, assignment, termination, substitution, or replacement that (A) adds additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Commitment Letter as of the date hereof (it being understood that the aggregate commitments of the Debt Financing Sources party to the Debt Commitment Letter prior to such amendment, modification or waiver (but not the aggregate commitments thereunder) may be reduced in the amount of such additional party’s commitment) or (B) increases the aggregate amount of the Debt Financing. In the event that an Alternative Debt Financing is obtained or an amendment to the Debt Commitment Letter is adopted, in each case in accordance with this Section 6.15, (i) Parent shall deliver to the Company true, correct and complete copies of all Contracts (including one or more new commitment letters) or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Alternative Debt Financing (provided that any commitment letters or fee letters in connection therewith may be redacted in a manner consistent with that set forth in the definition of “Debt Commitment Letter” in Section 1.01) or any such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent, as applicable, and (ii) the definitions of “Debt Commitment Letter” and “Debt Financing” shall include the commitments in respect of the Alternative Debt Financing, the documents related thereto or any such amendments, as applicable. Upon written request by the Company, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of Parent’s efforts to obtain the Debt Financing, and upon Company’s reasonable request or as necessary for the Company to comply with its obligations under Section 6.14, provide the Company with copies of drafts of the definitive primary Debt Financing Documents when available. Parent shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the Transactions. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.

(c)    Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the covenant in this Section 6.15 shall not result in the failure of the conditions to the Closing set forth in Section 7.03(b) if, notwithstanding such breach and subject to the satisfaction of the other conditions to Closing set forth in Article VII, Merger Sub is willing and able to consummate the Closing on the date the Closing is required to occur hereunder.

Section 6.16    Termination of Liens and Indebtedness.

(a)    At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent duly executed release letters in respect of the Liens set forth on Section 6.16(a) of the Company Disclosure Letter, in form and substance reasonably satisfactory to Parent, and to the extent applicable, contemporaneously with the Closing, the Company shall pay (or cause to be paid) any amount required to effectuate the release of such Liens in accordance with the terms of such release letters.

(b)   (1) Substantially contemporaneously with the Closing, (w) the “Payoff Amount” specified in the Repayment and Release Agreement shall have been paid by Parent, (x) the “Series A Issuance” specified in the Repayment and Release Agreement shall have occurred and (y) Parent or its designee shall have contributed the amount specified in Section 6.a.(b) of the Repayment and Release Agreement to TechCo, in each case of clauses (w)-(y), in accordance with the terms and subject to the conditions of the Repayment and Release Agreement, and (2) following completion of the items specified in the preceding clauses (w)-(y), and in any event not later than concurrently with Closing, the Loan Document Termination (as defined in the Repayment Release Agreement) shall have occurred in accordance with the terms of the Repayment and Release Agreement.

Section 6.17    Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action within their power so that no Takeover Statute is or becomes applicable to this Agreement, the Merger or any other Transactions, and the Voting Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute and Section 203 of the DGCL on this Agreement, the Merger and the other Transactions, and the Voting Agreement. Unless this Agreement is otherwise terminated pursuant to Section 8.01, no Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Board or the Company Special Committee for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other Transactions.

Section 6.18    Termination of Contracts. At the Closing, except as otherwise may be agreed in writing by Parent, the Company shall reasonable best efforts to deliver to Parent customary documentation showing evidence of the termination of the Contracts set forth on Section 6.18 of the Company Disclosure Letter. The Company shall not be required to pay any out-of-pocket costs incurred in connection with the terminations of the type described in this Section 6.18 unless Parent has consented in writing to the amount and payment of such out-of-pocket costs, in which case Parent shall pay directly, or promptly reimburse the Company for its payment of, any such approved out-of-pocket costs.

Section 6.19    Employee Matters.

(a)    For the period commencing on the Closing Date and ending on December 31, 2024 (or, if earlier, until the date of termination of the relevant Continuing Employee) (the “Continuation Period”), Parent will, or will cause an Affiliate to, provide each Continuing Employee with the following (unless otherwise agreed between Parent (or any of its Affiliates) and the applicable Continuing Employee): (i) an annual base salary or hourly wage rate that is no less than the annual base salary or hourly wage rate for such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash incentive compensation opportunities that are, comparable in the aggregate to such target short-term cash incentive compensation opportunities that are provided to such Continuing Employee immediately prior to the Effective Time, (iii) employee benefits (other than defined benefit pension or cash balance benefits, retiree welfare benefits and deferred compensation) that, taken as a whole, are comparable in the aggregate to such employee benefits (other than defined benefit pension or cash balance benefits, retiree welfare benefits and deferred compensation) that are provided to such Continuing Employee immediately prior to the Effective Time, and (iv) with respect to any Continuing Employee whose employment is terminated during the Continuation Period without “cause” and subject to such Continuing Employee’s execution of a release of claims in favor of Parent and its Affiliates (including the Surviving Corporation), cash severance that is no less favorable than the cash severance that the Continuing Employee would have received under the severance plan set forth on Section 6.19(a) of the Company Disclosure Letter had such termination occurred immediately prior to the Effective Time.

(b)    With respect to all employee benefit plans of the Surviving Corporation and its Subsidiaries, or of Parent and its Affiliates, in which any Continuing Employee will participate after the Effective Time (such plans, the “New Plans”), Parent will, and will cause its Affiliates to, use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of determining eligibility to participate and vesting and, solely for purposes of paid time off, benefit accrual to the same extent such service was recognized under the applicable Plan immediately before the Effective Time (such plans, the “Old Plans”), except that such service need not be credited to the extent that it would result in duplication of coverage or compensation or benefits or where prior service credit is not provided under such New Plan generally to other employees of Parent and its Affiliates. In addition, and without limiting the generality of the foregoing, Parent shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive, or cause to be waived, all pre-existing conditions limitations, exclusions, actively-at-work requirements, waiting periods and any other restrictions that would prevent immediate or full participation under any New Plans in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods or other restrictions would not have been satisfied or waived under the comparable Old Plan. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the full dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his, her, or their eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment and maximum out-of-pocket requirements under the relevant New Plans as if such amounts had been paid in accordance with the New Plan.

(c)    The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Effective Time, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Parent or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least five (5) days before the Effective Time. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Effective Time, evidence that the Company Board or the board of directors of its applicable Affiliate has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Effective Time. The Company shall take (or cause to be taken) such other actions in furtherance of terminating such 401(k) Plans as Parent may reasonably require. If Parent, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan, the Company shall take all actions necessary or appropriate to amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and to exclude all employees of Parent and its Subsidiaries (other than the Acquired Companies) from participation in the such plan.

(d)    This Section 6.19 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement; nothing in this Section 6.19, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatever; and no provision of this Section 6.19 will create any third‑party beneficiary rights in any current or former Company Service Providers, or any of their Affiliates in respect of continued employment (or resumed employment) or service or any other matter. This Section 6.19 shall not be considered, or deemed to be, an amendment to any Plan or any compensation or benefit plan, program, agreement or arrangement of Parent or any of its Affiliates. Nothing in this Section 6.19 shall obligate Parent or any of its Affiliates (i) to continue to employ any Continuing Employee for any specific period of time following the Closing Date, subject to the requirements of applicable Law or (ii) subject to the provisions of this Section 6.19, limit the right of Parent, the Acquired Companies or any of their respective Affiliates to, at any time, change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner.

Section 6.20    TechCo Business Reorganization. Prior to the Closing, the Company and its applicable Subsidiaries (including TechCo) shall enter into an agreement or agreements, and take all such other actions, that is or are consistent in all respects with the steps plan attached as Schedule I hereto to effect a restructuring and reorganization of the Company such that, as of the Closing, TechCo shall hold the assets of the TechCo Business, and all related liabilities as described in Schedule I (the “TechCo Reorganization”). The Company and its applicable Subsidiaries (including TechCo) shall reasonably consult with Parent with respect to, and provide Parent with the opportunity to review, any agreements or arrangements to be entered into to effectuate the TechCo Reorganization, and consider in good faith any comments from Parent with respect to such agreements and arrangements.

Section 6.21    Company FIRPTA Certificate. At or prior to the Closing, the Company shall, to the extent it reasonably determines it is able to do so, deliver to Parent a certificate satisfying the requirements of Treasury Regulations Section 1.1445‑2(c)(3) and a notice addressed to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897‑2(h) certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897 of the Code. For the avoidance of doubt, the failure to deliver such a certificate and notice under this Section 6.21 shall not be considered a breach in any material respect of a covenant or obligation of the Company for purposes of Section 7.02(b) and the delivery of such certificate and notice shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger.

Section 6.22     280G. Upon Parent’s reasonable request prior to the Closing, the Company shall, a reasonable period of time following receipt of such request (but in no event more than ten (10) Business Days following such request and provided that such calculations are available from the independent party conducting such calculations), provide Parent with the then-most recent calculations relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations (to the extent any such non-compete valuations have been completed, with the final of such valuations to be provided prior to the Closing).

ARTICLE VII

CONDITIONS TO THE TRANSACTION

Section 7.01    Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties and in the case of the Company, upon the approval of the Company Special Committee, if permissible under Applicable Law and other than the condition set forth in Section 7.01(a), which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a)    Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained in accordance with Applicable Law and the certificate of incorporation and bylaws of the Company.

(b)    Insurance Regulatory Approvals. The consents, approvals or authorizations of the Governmental Authorities set forth on Section 7.01(b) of the Company Disclosure Letter (the “Insurance Regulatory Approvals”) shall have been obtained and shall be in full force and effect, and all waiting periods required thereunder shall have expired or been terminated, in each case without the imposition of a Burdensome Condition.

(c)    No Injunction. The consummation of the Merger shall not then be enjoined, restrained or prohibited by any Proceeding, Governmental Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any Governmental Authority. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.

Section 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by each of Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties made by the Company in Section 4.01(a) (Corporate Existence and Power), Section 4.02(a) (Corporate Authorization) and Section 4.20 (No Brokers) shall be true and correct in all respects, in each case, at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date;

(ii)    Each of the representations and warranties made by the Company in Section 4.05 (Capitalization; Subsidiaries) shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date), in each case except for inaccuracies which would not increase the aggregate Merger Consideration (including the Company Equity Award Consideration) by more than a de minimis amount;

(iii)    The representations and warranties made by the Company in Section 4.07(a)(i) (No MAE) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as if made at and as of the Closing; and

(iv)    Each of the other representations and warranties made by the Company in this Agreement (without giving effect to any references to “Company Material Adverse Effect” or any other materiality or similar qualifications) shall be true and correct in all respects, in each case, at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date), in each case, except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Covenants.

 (i)    Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing or substantially contemporaneously with the Closing pursuant to Section 6.16(b) (Termination of Liens and Indebtedness) shall have been complied with and performed in all respects.

 (ii)    Each of the other covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing or substantially contemporaneously with the Closing shall have been complied with and performed in all material respects.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)    Company Closing Certificate. Parent shall have received from the Company a certificate, dated as of the Closing Date and signed by an authorized officer of the Company, certifying to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

(e)   Lennar Investment. The Lennar Investment Agreements shall be in full force and effect, and shall not have been rescinded or terminated or amended or otherwise modified, except in accordance with their terms, and the transactions contemplated by the Lennar Investment Agreements to be consummated prior to, at or substantially concurrently with the Closing shall have occurred or be occurring at the Closing, in each case, in accordance with the terms of such Lennar Investment Agreement.

(f)    Hudson. Prior to the Closing Date, in no event shall (i) Hudson have instituted or consented to the institution of any proceeding under any Debtor Relief Law (collectively, a “Hudson Insolvency Action”) and (ii) as a result of such Hudson Insolvency Action, the applicable court pursuant to any Debtor Relief Law have rescinded, stayed, or terminated any Hudson Agreement; provided, that upon any such rescission, stay or termination, for the sixty (60) calendar day period commencing with the date of such rescission, stay or termination, as applicable, Parent, Merger Sub and the Company each agree to use commercially reasonable efforts to (A) overturn such recission, stay or termination, (B) negotiate and enter into an alternative arrangement with Hudson (or the applicable trustee or other legal authority pursuant to applicable Debtor Relief Law) pursuant to which the Closing can occur on terms reasonably acceptable to Parent and the Company in each of their sole discretion, (C) obtain replacement financing to satisfy the outstanding obligations to Hudson on terms acceptable to Parent and the Company in each of their sole discretion or (D) negotiate such other terms satisfactory to Parent and the Company in each of their sole discretion to facilitate the consummation of the Merger contemplated by this Agreement, and if any such alternative arrangement contemplated by clauses (A) through (D) above is entered into within such sixty (60) calendar day period, the conditions set forth in this clause (f) shall be deemed satisfied.

(g) Certain Transactions. The transactions contemplated by Schedule II shall have been completed in a manner reasonably satisfactory to Parent.

Section 7.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties made by Parent and Merger Sub in Section 5.01 and Section 5.02 shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date).

(ii)    Each of the other representations and warranties made by Parent and Merger Sub in this Agreement (without giving effect to any references to materiality qualifications) shall be true and correct in all respects, in each case, at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date), in each case, except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under this Agreement.

(b)    Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    Parent Closing Certificate. The Company shall have received from Parent a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

Section 7.04    Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was primarily caused by the failure of any of Parent or Merger Sub to perform any of its material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was primarily caused by the failure of the Company to perform any of its material obligations under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.01    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted below), only as follows:

(a)    by mutual written agreement of the Company (upon approval of the Company Special Committee) and Parent;

(b)    by either the Company (upon approval of the Company Special Committee) or Parent, if the Closing shall not have occurred on or before 11:59 p.m. Eastern time on September 28, 2024, or such later date(s) as may be agreed to in writing from time to time between both Parent and the Company, each acting in their sole discretion (September 28, 2024 or such later date(s), the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, if, as of the End Date, all of the conditions set forth in Article VII have been satisfied or waived (other than the conditions set forth in Section 7.01(b) (Insurance Regulatory Approvals) or Section 7.01(c) (No Injunction) (solely as it relates to Section 7.01(b)) and those conditions that by their nature can only be satisfied at or immediately prior to the Closing), then the End Date shall automatically be extended to October 28, 2024 (the “First Extension Date”); provided, further, if, as of the First Extension Date, all of the conditions set forth in Article VII have been satisfied or waived other than (i) receipt of the South Carolina Department Approval or (ii) the UTC Change of Control Approval (if the UTC Change of Control Application is submitted to the CDI in accordance with Section 6.03), then the First Extension Date shall automatically be extended to November 28, 2024 (the “Second Extension Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date, First Extension Date or Second Extension Date, as applicable;

(c)    by either the Company (upon approval of the Company Special Committee) or Parent, if any Governmental Authority shall have issued, promulgated or enacted prior to the Effective Time (i) any Law that prohibits or makes illegal the consummation of the Merger or (ii) any Governmental Order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the Merger, and such Governmental Order, decree or ruling shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) may not be exercised by any party (x) whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such order, decree or ruling or (y) that has failed to use its reasonable best efforts to resist, contest, appeal, resolve, lift or remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.03;

(d)    by either the Company (upon approval of the Company Special Committee) or Parent, if the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and the Required Company Stockholder Approval shall not have been obtained;

(e)    by Parent, if (i) there is any breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, such that the conditions specified in Section 7.01 or Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure prior to the End Date (or the First Extension Date or the Second Extension Date, as applicable) or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such Terminating Company Breach shall not have been cured during such period (but in no case later than the End Date (or the First Extension Date or the Second Extension Date, as applicable)); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in material breach of any of its material obligations under this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.01(f);

(f)    by the Company (upon approval of the Company Special Committee), if (i) there is any breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, such that the conditions specified in Section 7.01 or Section 7.03 would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure prior to the End Date (or the First Extension Date or the Second Extension Date, as applicable) or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such Terminating Parent Breach shall not have been cured during such period (but in no case later than the End Date (or the First Extension Date or the Second Extension Date, as applicable)); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in material breach of any of its material obligations under this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.01(e);

(g)    by Parent, if prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(g) shall expire upon the earlier of (x) 5:00 p.m. Pacific time on the tenth (10th) Business Day following the date on which Parent becomes aware of such Adverse Recommendation Change and (y) receipt of the Required Company Stockholder Approval;

(h)    by the Company (upon approval from the Company Special Committee), at any time prior to the receipt of the Required Company Stockholder Approval, if it has received a Superior Proposal; provided that, prior to any such termination, (i) the Company Board (or Company Special Committee, as applicable) authorizes the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.02, (ii) the Company has complied in all material respects with its obligations under Section 6.02 with respect to such Superior Proposal and (iii) the Company pays or causes to be paid to Parent (or one or more of its designees) the Company Termination Fee;

(i)    by the Company (upon approval from the Company Special Committee), if (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than conditions which are to be satisfied by actions taken at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) have been and continue to be satisfied, (ii) the Company has notified Parent in writing that all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or, with respect to the conditions set forth in Section 7.02, validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice and other than the condition set forth in Section 7.01(a) which may not be waived by any party), and it stands ready, willing and able to consummate the Merger at such time, (iii) the Company shall have delivered written notice to Parent at least five (5) Business Days prior to such termination stating that the Company’s intention is to terminate this Agreement pursuant to this Section 8.01(i) and (iv) Parent fails to consummate the Closing at the end of such five (5) Business Day period; or

(j)    By Parent, at its sole discretion, if an Event of Default (as defined in the Repayment and Release Agreement) that is not a Standstill Matter (as defined in the Repayment and Release Agreement) occurs and is continuing during the Standstill Period (as defined in the Repayment and Release Agreement) and at any time thereafter the Agent or any Lender (each as defined in the Repayment and Release Agreement) shall exercise any remedies pursuant to (or in respect of) any Loan Document (as defined in the Repayment and Release Agreement) (or otherwise in its capacity solely as Agent or Lender) on account of such Event of Default that is not a Standstill Matter (excluding, for the avoidance of doubt, the delivery of a customary “reservation of rights” or similar letter).

(k)  The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a written notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.

Section 8.02    Effect of Termination. Except as otherwise expressly set forth in this Section 8.02 and Section 8.03, in the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their respective Affiliates, officers, directors or stockholders, other than (a) as liability may exist pursuant to the provisions specified in the immediately following sentence that survive such termination, (b) liability of the Company for fraud or any Willful Breach of this Agreement occurring prior to such termination, or (c) the liability of Parent or Merger Sub for fraud or any Willful Breach occurring prior to termination of this Agreement. The provisions of Sections 6.06, 6.14(b), 6.14(c), 8.02, 8.03 and Article IX of this Agreement shall survive any termination of this Agreement and Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.

Section 8.03    Expenses; Termination Fee.

(a)    Expenses. Except as set forth in Section 6.03, Section 6.14(c) and Section 8.03(f) each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, further, that except as set forth in Section 3.02(e), Parent shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(b)    Company Termination Fee. If, but only if, this Agreement is validly terminated:

(i)    (A) by Parent pursuant to Section 8.01(e) or Section 8.01(g) and (B) (1) an Acquisition Proposal has been made to the Company after the date hereof and, if public, has not been withdrawn prior to the earlier of (x) the date that is three (3) days prior to the date of the Company Stockholder Meeting (including any adjournments and postponements thereof) and (y) the date of such termination, and (2) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12) month period), (provided, however, that, for purposes of this Section 8.03(b)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”); or

(ii)    by the Company pursuant to Section 8.01(h);

then, in any such case, the Company shall pay Parent the Company Termination Fee, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. “Company Termination Fee” means an amount in cash equal to (i) $1,822,134 in the event that this Agreement is terminated by the Company pursuant to Section 8.01(h) prior to the Go‑Shop End Date or pursuant to Section 8.01(h) in connection with a Superior Proposal by and entry into an Alternative Acquisition Agreement with an Exempted Person, and (ii) $3,188,734 in all other cases which require payment of this Company Termination Fee pursuant to this Section 8.03(b).

(c)    Payment of the Company Termination Fee, if applicable, shall be made (i) on the earlier of (A) the execution of a definitive agreement with respect to an Acquisition Proposal or (B) upon consummation of any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 8.03(b)(i), or (ii) concurrently with termination in the case of a Company Termination Fee payable pursuant to Section 8.03(b)(ii). Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.02, Parent’s right to receive from the Company the Company Termination Fee and Enforcement Expenses shall, in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against (x) the Company and (y) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (x) and (y), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee and such other amounts, if any, referenced in Section 8.03(e), no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transactions. If the Company becomes obligated to pay the Company Termination Fee pursuant to Section 8.03(b), upon payment of the Company Termination Fee (and Enforcement Expenses, as applicable), neither the Company nor any Company Party shall have any liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby. Nothing in this Section 8.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 9.02 and the payment of the Company Termination Fee pursuant to Section 8.03(b), as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.02 and monetary damages, including all or any portion of the Company Termination Fee or Enforcement Expenses.

(d)    Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 8.02 and 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e)    Any amounts payable pursuant to Section 8.03(b), Section 8.03(f) or this Section 8.03(e) shall be paid promptly by wire transfer of immediately available funds (and in any event within two (2) Business Days) in accordance with this Section 8.03 to an account designated in writing by Parent (at least two (2) Business Days prior to the date such fee is to be paid). If Parent fails to pay when due any amount payable under Section 8.03(b) or Section 8.03(f), and in order to collect such amount, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, then the Company shall reimburse Parent for all reasonable, documented out‑of‑pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit (any such amount, the “Enforcement Expenses”).

(f)    In the event that (i) the Agreement terminates pursuant to Section 8.01(b) and, at such time of termination, all of the conditions set forth in Article VII have been satisfied or waived other than (A) any such condition that is not satisfied due to a Terminating Company Breach; (B) the conditions set forth in Section 7.02(g) (Certain Transactions), and (C) those conditions that by their nature can only be satisfied at or immediately prior to the Closing, (ii) the conditions set forth in Section 7.02(g) (Certain Transactions) have not been satisfied by June 26, 2024, and (iii) Parent has, prior to such termination pursuant to Section 8.01(b), irrevocably confirmed in a written notice to the Company Parent’s desire to terminate this Agreement pursuant to Section 8.01(a) and the Company did not agree to terminate this Agreement within five (5) calendar days of such written notice from Parent, then the Company shall pay to Parent (or one of its designees), in cash by wire transfer of immediately available funds within two (2) Business Days of receipt of all evidence of reasonable and documented out-of-pocket expenses, an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions (including all reasonable and documented out-of-pocket fees and expenses of financing sources, attorneys, accountants, advisors and consultants to Parent and Merger Sub) since the date that is ninety (90) days following the date hereof through such termination, in any case such amount of such expense reimbursement not to exceed $911,067 in the aggregate.  For the avoidance of doubt, no payment shall be made under this Section 8.03(f) if a payment has been made, in full in accordance with its terms, under Section 8.03(b).

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by nationally recognized overnight delivery service, or (d) when delivered by E‑mail, addressed as follows:

if to Parent or Merger Sub, to:

RE Closing Buyer Corp.

c/o Title Resources Guaranty Company
8111 LBJ Freeway, Suite 1200
Dallas, TX 75251
Attention: Legal Department
E‑mail: trgclegaldepartment@trguw.com

with a copy (which shall not constitute notice) to:

Centerbridge Partners, L.P.

375 Park Avenue, 11th Floor

New York, NY 10152

Attention: The Office of the General Counsel

E-mail: legalnotices@centerbridge.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728‑8632

Attention: Rosalind Fahey Kruse; Howard Block
E-mail: rkruse@willkie.com; hblock@willkie.com

if to the Company, to:

Doma Holdings, Inc.
101 Mission Street, Suite 1050
San Francisco, CA 94015

Attention: Legal Department
E‑mail: legalnotices@doma.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real
Menlo Park, CA 94025

Attention: Alan F. Denenberg
E‑mail: alan.denenberg@davispolk.com

if to the Company Special Committee, to:

Special Committee of the Board of Directors of Doma Holdings, Inc.
101 Mission Street, Suite 1050
San Francisco, CA 94015
Attention: Lawrence Summers; Matt Zames; Maxine Williams
E‑mail:            ###; ###;
                        ###

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
505 Montgomery Street
Attention: Tad Freese; Tessa Bernhardt
E-mail: tad.freese@lw.com; tessa.bernhardt@lw.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is one (1) Business Day after such notice would otherwise be deemed to have been received pursuant to this Section 9.01.

Section 9.02    Remedies Cumulative; Specific Performance.

(a)    The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Merger). It is accordingly agreed that, subject to Section 9.02(b), the parties shall be entitled, in addition to any other remedy to which any party is entitled at law or in equity, to an injunction or injunctions, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto agree that the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by Applicable Law and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    Notwithstanding the foregoing, it is explicitly agreed that the right of the parties to seek an injunction, specific performance or other equitable remedies in connection with the Company’s enforcing Parent’s and Merger Sub’s obligations to effect the Closing shall be subject to the following requirements: (i) all conditions in Section 7.01 and Section 7.02 have been and continue to be satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), (ii) the Company has irrevocably confirmed in a written notice that all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), then the Company would take such actions required of it by this Agreement to cause the Closing to occur, and (iii) Parent and Merger Sub have failed to consummate the Closing prior to the fifth (5th) Business Day following the delivery of such confirmation specified in clause (ii) above (it being understood that the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied) shall remain satisfied at the close of business on such fifth (5th) Business Day).

Section 9.03    No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.02, upon the valid termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.03 shall not limit any covenant or agreement of the parties which by its terms expressly contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.07 following the Effective Time.

Section 9.04    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time (except for Section 7.01(a), which may not be waived by any party) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment or modification, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (i) no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which amendment or waiver would require further approval of the stockholders of the Company pursuant to the DGCL or otherwise without such further stockholder approval and (ii) any amendment or waiver with respect to the Company must first be approved by the Company Special Committee.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.05    Company Disclosure Letter References. The parties hereto agree that any disclosure on a particular Section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but in this case of this clause (b) only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

Section 9.06    Binding Effect; Benefit; Assignment.

(a)    This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the past, present and future officers, directors and employees of the Acquired Companies (and their successors, heirs and representatives) are intended third‑party beneficiaries of, and may enforce, Section 6.07, (ii) solely from and after the Effective Time, the holders of shares of Company Common Stock shall be intended third‑party beneficiaries of, and may enforce, Articles II and III, (iii) the Parent Parties shall be intended third‑party beneficiaries of, and may enforce, Section 9.13 and (iv) the Company Parties shall be intended third‑party beneficiaries of, and may enforce, Section 8.03(c).

(b)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties; provided that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time (provided that such assignment would not reasonably be expected to delay the Closing or satisfaction of any condition to closing hereunder), (ii) to transfer, pledge or assign this Agreement as security for any financing, including, without limitation, the Debt Financing and (iii) after the Effective Time, to any Person, provided that, in each case, any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Any purported assignment in violation of this Section 9.06(b) shall be null and void.

Section 9.07    Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including as it relates to (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred) and (b) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will, in each case, be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.08    Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America or other state court located in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such Proceeding except in such courts, (b) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such federal or state court located in Delaware, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal or state court located in Delaware and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal or state court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (ii) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.

Section 9.09    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.11    Entire Agreement. This Agreement, the Voting Agreement, the Hudson Agreements, the Confidentiality Agreement and each of the other documents, instruments and agreements delivered in connection with the Transactions, and each of the Exhibits and the Company Disclosure Letter, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.12    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations contained in Section 8.03(d) and Section 8.03(e) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.13    Non‑Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Parent Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Party or any other Person.

Section 9.14    Debt Financing Sources. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Debt Financing Source or any of their respective former, current, and future Affiliates shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 9.14 shall limit the liability or obligations of such Debt Financing Sources under any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source), (b) except as may be set forth in any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source, any action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source or any Affiliate thereof arising out of, in connection with, or relating to the Debt Financing, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof), (c) any interpretation of any agreements related to the Debt Financing will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring, permit any of their respective controlled Affiliates to bring, or support anyone else in bringing, any such action in any other court, (e) the waiver of rights to trial by jury set forth in Section 9.09 applies to any such legal proceeding, (f) only the Parent (including its permitted successors and assigns) and the other parties to any debt commitment letter, the fee letter related thereto, any credit agreement or any other agreements governing the Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Source or Affiliate thereof for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any such agreement, (g) no amendment or waiver of this Section 9.14 or Section 9.06 that is materially adverse to the Debt Financing Sources in their capacity as such shall be effective without the prior written consent of the lenders party to the agreements governing the Debt Financing to which such amendment is materially adverse, and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 9.14 and Section 9.06.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

RE CLOSING BUYER CORP.

By:	/s/ Matthew S. Kabaker
Name: Matthew S. Kabaker
Title: President and Chief Executive Officer

RE CLOSING MERGER SUB INC.

By:	/s/ Matthew S. Kabaker
Name: Matthew S. Kabaker
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

DOMA holdings, Inc.

By:	/s/ Max Simkoff
Name: Max Simkoff
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]